SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Capital One Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S
2013 ANNUAL STOCKHOLDER MEETING

Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held On May 2, 2013

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or the “Company”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on May 2, 2013, at 10:00 a.m.

Items of Business

As a stockholder you will be asked to:

1.	Elect Richard D. Fairbank, W. Ronald Dietz, Lewis Hay, III, Benjamin P. Jenkins, III, Peter E. Raskind, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West as directors of Capital One;

2.	Ratify the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of Capital One for 2013;

3.	Approve, on a non-binding advisory basis, Capital One’s 2012 Named Executive Officer compensation;

4.	Approve amendments to Capital One’s Restated Certificate of Incorporation to remove supermajority voting standards applicable to the following actions:

Item 4(a):	Future amendments to the Amended and Restated Bylaws and the Restated Certificate of Incorporation;

Item 4(b):	Removing any director from office;

Item 4(c):	Certain business combinations; and

5.	Transact such other business as may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 7, 2013.

Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid government-issued picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary
Capital One Financial Corporation
1680 Capital One Drive
McLean, VA 22102

March 20, 2013

TABLE OF CONTENTS

SECTION I – ABOUT THIS PROXY STATEMENT	1

SECTION II – GOVERNANCE OF CAPITAL ONE	5

SECTION III – SECURITY OWNERSHIP	21

SECTION IV – DIRECTOR COMPENSATION	26

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS	30

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION	49

SECTION VII – EQUITY COMPENSATION PLANS	68

SECTION VIII – COMPENSATION COMMITTEE REPORT	70

SECTION IX – AUDIT AND RISK COMMITTEE REPORT	71

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	72

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)	73

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2012 NAMED EXECUTIVE OFFICER
COMPENSATION (ITEM 3 ON PROXY CARD)	74

SECTION XIII – APPROVAL OF AMENDMENTS TO CAPITAL ONE’S RESTATED CERTIFICATE OF
INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS APPLICABLE TO CERTAIN
ACTIONS (ITEM 4 ON PROXY CARD)	75

SECTION XIV – OTHER BUSINESS	78

APPENDIX A – PROPOSED AMENDMENTS TO CAPITAL ONE FINANCIAL CORPORATION’S RESTATED
CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS APPLICABLE
TO CERTAIN ACTIONS	A-1

2

SECTION I – ABOUT THIS PROXY STATEMENT

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing printed copies of our proxy materials, we are furnishing the proxy materials to our stockholders via the Internet. This process will save the Company the cost of printing and mailing the proxy materials and will reduce the impact of our annual stockholder meetings on the environment. Accordingly, on or about March 20, 2013, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for Capital One’s 2013 Annual Stockholder Meeting (the “Annual Meeting”) via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board of Directors of Capital One is providing you these materials in connection with the solicitation by Capital One’s Board of Directors of proxies to be voted at the Annual Meeting. All stockholders who held shares as of the close of business on March 7, 2013 (the “record date”), are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mail.

How do I access the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2013 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A. (“Computershare”).

If you hold shares of Capital One common stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under the rules of the New York Stock Exchange (“NYSE”), if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares only with respect to “routine” matters, as described below.

Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on March 7, 2013, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid government-issued picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted.

Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the close of business on March 7, 2013. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

On March 7, 2013, there were 583,904,059 shares of Capital One’s common stock issued and outstanding.

How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for record holders) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

By Mail

If you received your proxy materials by mail, you may vote by mail by completing the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

Time for Voting Your Shares By Internet, By Telephone or By Mail

You may vote via the Internet or by telephone up until 11:59 PM Eastern Daylight Time on May 1, 2013. If you vote by mail, your proxy card must be received by May 1, 2013.

In Person

If you are a record holder of shares of Capital One common stock, you may vote in person at the Annual Meeting. A record holder must present a valid government-issued picture identification, and if the shares are held in the name of an entity, evidence of valid authorization from that entity in order to attend the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person as the proxy holder. See “Can I attend the Annual Meeting?” above for more information regarding attending the Annual Meeting.

If you hold your shares of Capital One common stock in street name, you must bring a valid government-issued picture identification and a copy of a statement reflecting your stock ownership as of the record date in order to attend the meeting. You must also obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not vote via the Internet or by telephone and do not return your voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares only with respect to Item 2 on the proxy card, which is considered a “routine” matter under NYSE rules. The election of members of the Board of Directors and Items 3 and 4 are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these Items if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to return your voting instructions so that your shares are voted for non-routine matters at the Annual Meeting. If you hold shares in several different accounts, you must provide voting instructions for each account in order to authorize all of your shares to be voted.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge Financial Solutions, Inc. (“Broadridge”). The trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by April 25, 2013. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy or change my vote?

Yes, you may revoke any proxy that you previously granted or change your vote by:

  submitting another timely vote via the Internet, by telephone or by mailing a new proxy card or voting instruction form;
  attending the Annual Meeting and voting in person; or
  if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1680 Capital One Drive, McLean, VA 22102.

Your new vote or revocation must be submitted in accordance with the timeframes above under “Time for Voting Your Shares By Internet, By Telephone or By Mail.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the voting power of Capital One’s outstanding shares entitled to vote generally in the election of directors are present in person or represented by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

What is a broker non-vote?

As described above, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters. For non-routine matters, which include the election of directors and Items 3 and 4, if you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

Who will count the vote?

Votes will be tabulated by Broadridge. The Board of Directors has appointed a representative of American Elections Services, LLC to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and, for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the Annual Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our directors, officers and employees may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Capital One will deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

What are the Board of Directors’ recommendations?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors as follows:

FOR the election of Richard D. Fairbank, W. Ronald Dietz, Lewis Hay, III, Benjamin P. Jenkins, III, Peter E. Raskind, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West, as directors of Capital One (see page 80);

FOR the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2013 (see page 81);

FOR the advisory approval of Capital One’s 2012 Named Executive Officer compensation (see page 82); and

FOR the approval of each of the amendments to Capital One’s Restated Certificate of Incorporation to remove supermajority voting standards applicable to certain actions (see page 83).

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy at their discretion.

What vote is necessary to approve each item?

All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

Item 1 requests your vote for the election of eight candidates for director. Richard D. Fairbank, W. Ronald Dietz, Lewis Hay, III, Benjamin P. Jenkins, III, Peter E. Raskind, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West will each be elected as a director of Capital One if a majority of the votes cast in his or her election is voted in favor of such election. Capital One also maintains a “majority voting” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election tender a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director nomination process see page 15.

Item 2, the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2013, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 3, the advisory approval of Capital One’s 2012 Named Executive Officer compensation, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Items 4(a) through (c), three proposals amending Capital One’s Restated Certificate of Incorporation to remove supermajority voting standards applicable to certain actions, will each be approved if at least 80% of the shares of common stock outstanding vote in favor of the proposal, as described more specifically in each of the three parts of Item 4. For Item 4(c), the vote must also represent at least 80% of the voting power of the then outstanding common stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Restated Certificate of Incorporation), as determined by the Board of Directors pursuant to the Restated Certificate of Incorporation. Approval of any one of the three parts of Item 4 is not conditioned upon approval of the other parts.

As described under “How do I vote?” on page 2, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will only have discretionary authority to vote your shares with respect to Item 2. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Items 1, 3 and 4. Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Items 1, 2 or 3. With respect to Item 4, abstentions and broker non-votes will have the same effect as a vote against the proposal.

SECTION II – GOVERNANCE OF CAPITAL ONE

Corporate Governance

Capital One is committed to strong corporate governance. Our governance practices not only comply with applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, NYSE listing standards and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, but they also incorporate key components of Capital One’s established controls and governance program. The Board of Directors believes that these practices are important to the future success and growth of Capital One.

Corporate Governance Principles

We believe that sound corporate governance creates a foundation for the ethical and effective functioning of the Board of Directors, its Committees and Capital One as a whole. It is also critical to preserving the trust of our stakeholders, including stockholders, associates, customers, suppliers, governmental entities and the general public.

The Board of Directors has adopted Corporate Governance Principles to formalize the Board’s governance practices and its view of effective governance. The Board of Directors receives regular updates on external governance developments and practices and reviews the Corporate Governance Principles periodically to see that Capital One continues to implement effective governance practices. Capital One’s Corporate Governance Principles are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.”

Code of Business Conduct and Ethics

Capital One is committed to honesty, fair dealing and integrity. This can only be achieved if the Board of Directors and all associates conduct their business affairs with the utmost integrity and ethical commitment. The Board of Directors has therefore adopted the Capital One Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all Capital One directors and associates, including Capital One’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other persons performing similar functions. The purpose of the Code of Conduct is to guide ethical actions and working relationships by Capital One’s directors, officers and associates with investors, current and potential customers, fellow associates, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Code of Conduct, as amended from time to time, is available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Capital One will disclose on its website any amendment to the Code of Conduct or any waiver under the Code of Conduct granted to any of its directors or executive officers.

Composition and Meetings of the Board of Directors

The Board of Directors oversees Capital One’s business and directs its management. The Board of Directors does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board of Directors meets periodically with management to review Capital One’s performance, risks and business strategy. Directors also regularly consult with management outside of formal meetings to keep themselves informed about Capital One’s progress. The Board of Directors met sixteen times during 2012. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees occurring during the year while they were members. The independent directors meet in executive session (without the presence of management) on a regularly scheduled basis, at least three times each year and at least annually to conduct the Chief Executive Officer’s evaluation.

Capital One expects all of its directors to attend the Annual Meeting. In 2012, the ten directors who were continuing service after the Annual Meeting were present at the meeting.

Leadership Structure of the Board of Directors

Capital One is led by Mr. Richard Fairbank, who has served as Chief Executive Officer of Capital One since July 26, 1994, and as Chairman of the Board of Directors of Capital One since February 28, 1995. Capital One’s Board of Directors is comprised of Mr. Fairbank, nine independent directors, and one non-management director whom the Board determined is not independent. The Corporate Governance Principles provide for a Lead Independent Director (the “Lead Director”), to be appointed by the Board of Directors, who aids and assists the Chairman and the remainder of the Board in assuring effective governance in managing the affairs of the Board and Capital One. The Lead Director is currently Ms. Hackett.

In addition to other duties more fully described in the Corporate Governance Principles, the Lead Director:

  presides at all executive sessions of the Board of Directors;
  presides at all meetings of the Board at which the Chairman is not present;
  serves as a liaison between the Chairman and the independent directors regarding views, concerns and issues of the independent directors;
  approves matters and issues for inclusion on the Board’s meeting agendas;
  works with the Chairman of the Board and Committee chairs to ensure that agendas allow for sufficient time for discussion;
  has the authority to call meetings of the independent directors; and
  leads the annual Chief Executive Officer performance assessment and facilitates succession planning.

The Board of Directors has four standing Committees: Audit and Risk; Compensation; Governance and Nominating; and Finance and Trust Oversight. Each of these committees is composed of independent directors and has a separate independent chair. Detailed information on each Committee is contained below under “Committees of the Board of Directors.”

We believe that a combined Chairman of the Board of Directors and Chief Executive Officer position, together with an independent Lead Director, independent Board committees each with an independent chair and regularly-scheduled executive sessions of the Board and independent directors, is the most appropriate Board leadership structure for Capital One at this time. This structure demonstrates for our associates, customers, stockholders, investors, regulators and other stakeholders that Capital One’s Board of Directors is committed to engaged, independent leadership and performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy, and have appointed the Lead Director with the duties described above. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Fairbank as the founder of Capital One and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for Capital One. The Board of Directors believes that the combination of the Chairman and the Chief Executive Officer roles, together with its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Director responsibilities, provides an appropriate balance among strategy development, operational execution and independent oversight of Capital One.

Board’s Role in Risk Oversight

The Board of Directors believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, Capital One’s long-term corporate success. Management is responsible for implementing Capital One’s risk assessment and management functions and for reporting to the Board of Directors on its processes and assessments with respect to the management of risk. The Board of Directors, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. We evaluate risks in terms of eight risk categories: strategic, compliance, operational, reputational, legal, credit, market and liquidity. Capital One’s Enterprise Risk Management policy, approved by the Board of Directors, summarizes Capital One’s risk appetite for each risk category and its governance of the amount of risk the Company takes.

The Audit and Risk Committee monitors the processes by which management assesses and manages risk in the eight risk categories identified above, as set forth in its charter. In addition, the Finance and Trust Oversight Committee oversees the guidelines and policies that govern the process by which the Company assesses and manages market and liquidity risks. The Compensation Committee assesses the risks that Capital One’s overall compensation goals and objectives, as well as its senior executive, corporate incentive and other material incentive compensation programs, may pose.

The Chief Risk Officer, Chief Financial Officer, Chief Internal Auditor, Chief Compliance Officer, Chief Credit Review Officer and General Counsel each meet with, or provide reports to, Capital One’s Audit and Risk Committee at least once per quarter as well as separately with the committee throughout the year on a periodic basis without other members of management present. The Chief Risk Officer also meets at least once per quarter with the Audit and Risk Committee and the full Board of Directors, and periodically with the Chair of the Audit and Risk Committee, the full Board or individual members of the Board, as appropriate, to review the Company’s enterprise risk profile, credit risk or other risk topics. In addition, the Chief Financial Officer meets at least quarterly with the Audit and Risk Committee, the Finance and Trust Oversight Committee or the full Board of Directors to discuss Capital One’s market risk, liquidity risk, financial results and financial forecasts. Throughout the year, strategic presentations and line of business updates to the Board of Directors or its Committees typically include reports on risk management.

Corporate Audit Services provides independent and objective assurance services and advice and counsel regarding risk management and control practices to provide that risk management, internal controls and governance systems are adequate and functioning on a consistent and reliable basis. The Chief Internal Auditor reports organizationally to the Audit and Risk Committee of the Board of Directors, which has the authority to hire and compensate the Chief Internal Auditor and to terminate his or her employment.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee actively oversees all of our compensation policies and practices, including our incentive compensation policies and practices, to monitor that they encourage balanced risk-taking, are compatible with effective controls and risk management and align with our business strategy. In 2012, the Company continued to participate in the horizontal review of incentive compensation practices that the Federal Reserve Board began in 2010 with respect to the incentive compensation practices at 25 large banking organizations. The purpose of the review has been to assess the incentive compensation practices at these organizations and their compliance with the interagency guidance on sound incentive compensation practices issued by the Federal Reserve Board and other bank regulators in June 2010. We believe that the Compensation Committee’s active oversight, together with the Company’s interactions and discussions with its regulators, has further enhanced the Company’s risk management and control processes with respect to incentive compensation at the Company. In January 2012, the Compensation Committee adopted an Incentive Compensation Governance Policy applicable to all Company employees that governs incentive compensation decisions and provides the framework for oversight of the design of incentive compensation programs. In the context of setting executive compensation, the Compensation Committee assessed each of the named executive officers against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role and also implemented additional risk-balancing features for certain equity awards, as described in more detail in the “Compensation Discussion and Analysis” beginning on page 34.

The Compensation Committee annually reviews and approves the overall goals and purposes of the Company’s corporate incentive program, the named executive officer and other senior executive compensation programs and any other material incentive compensation programs. During the course of these reviews, the Compensation Committee discusses the Company’s most significant risks, including the Company’s status with respect to managing those risks and the relationship of those risks to applicable compensation programs. The review includes discussion and analysis of risk-balancing features embedded in these incentive compensation programs and other actions taken by the Company designed to achieve conformance with regulatory guidance and appropriately balance risk. The Compensation Committee also discusses these programs with the Company’s Chief Risk Officer, Chief Human Resources Officer and the Compensation Committee’s independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes that these compensation programs are consistent with safety and soundness and operate in a manner that appropriately balances risk.

Director Independence

The Board of Directors has assessed whether each of its non-management members is “independent” under Capital One’s Director Independence Standards. These standards, which have been adopted by the Board of Directors as part of Capital One’s Corporate Governance Principles, reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. As noted above, Capital One’s Corporate Governance Principles, including the Director Independence Standards, are available on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” The Board of Directors has determined that each of Mr. Dietz, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Jenkins, Mr. Raskind, Mr. Shattuck, Mr. Warner and Ms. West is independent under these standards. When determining Ms. West’s independence, the Board considered that Ms. West previously had been employed with Capital One and that her employment terminated more than five years ago. The Board also considered that Ms. West’s responsibilities at Promontory Financial Group, where she serves as a managing director, relate to internal administrative and business development activities not involving client engagement, and that the Company paid Promontory Financial Group less than $10,000 for services since the beginning of 2012.

In assessing the independence of directors, the Board made a determination on February 19, 2013 that Mr. Leroy would no longer be considered independent of our Company within the meaning of the NYSE listing standards and the Company’s Corporate Governance Principles. Such determination was based on Mr. Leroy’s position as the Chairman and Chief Executive Officer of, and his shareholdings in, a company that indirectly received revenues attributable to business with the Company, although such revenues were below the threshold set forth in the NYSE listing standards.

The Board of Directors previously determined that Mr. E.R. Campbell, who served on the Board until May 8, 2012, was an independent director and that Mr. C.P.A.J. Leenaars, who served on the Board from May 8, 2012 until September 10, 2012, was not independent during that time. Mr. Leenaars did not serve on any committees during his time on the Board. Mr. Leenaars was appointed to the Board in connection with Capital One’s acquisition of ING Groep, N.V.’s U.S. direct banking business, ING Direct. In exchange for cash and stock consideration, Capital One and ING Groep entered into a Shareholders Agreement that gave ING Groep the right to designate one nominee to serve on the Company’s Board of Directors until the earlier of February 17, 2013 (the one-year anniversary of the closing) or the day on which ING Bank N.V. sold more than 33% of its shares of the Company’s common stock acquired in the transaction to third parties. When ING Groep sold more than 33% of its shares on September 10, 2012, Mr. Leenaars resigned from the Board effective that same day. The Board determined that, in light of the dealings between the Company and ING Groep at the time Mr. Leenaars served on the Board, Mr. Leenaars was not independent because he was a senior executive of ING Groep, ING Direct’s Dutch parent.

Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the charter of the Governance and Nominating Committee, Capital One’s Code of Conduct and internal written procedures. The charter of the Governance and Nominating Committee requires the Committee to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Governance and Nominating Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments or other transactions that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Governance and Nominating Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be legal, authorized and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

From time to time in the ordinary course of its business, Capital One issues loans to directors, executive officers and/or nominees for director, or to a director’s, executive officer’s or director nominee’s immediate family member, including persons sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

Internal written procedures require that any potential conflict of interest, including related person transactions involving any of Capital One’s directors or executive officers, be reviewed by the General Counsel (in the case of a director) and by either the General Counsel or Chief Human Resources Officer (in the case of an executive officer). If the reviewer believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, a second review is conducted by the disinterested members of the Governance and Nominating Committee and, ultimately, by the disinterested members of the Board of Directors (in the case of a director), or by the Chief Executive Officer (in the case of an executive officer).

On January 31, 2013, the Company appointed Stephen S. Crawford as Chief Financial Officer effective May 24, 2013. Prior to the effective date of his appointment as Chief Financial Officer, Mr. Crawford will serve in an executive position as Chief Financial Officer Designate. During 2012, the Company retained Centerview Partners to advise it in connection with the Company’s acquisition of ING Direct from ING Groep N.V. and in connection with the Company’s acquisition of HSBC’s U.S. credit card business. The Company paid Centerview Partners $12.1 million during 2012 in connection with these engagements and for other financial advisory and strategic services. Mr. Crawford was one of two lead partners advising the Company under these engagements, and these engagements were a factor in the determination of the amount of compensation Mr. Crawford received from Centerview Partners for 2012. Although Centerview Partners did not attribute any specific amount or percentage of his compensation to the Capital One engagement, in calculating his compensation Centerview Partners would not have allocated more than $6.0 million of the fees to Mr. Crawford.

Mr. Leroy is the chairman, chief executive officer and holder of a 17.73% equity interest (assuming full vesting and conversion of all of his equity interests) in a company that through a majority owned subsidiary receives payments from other companies that provide and are expected to continue to provide certain services to the Company, which payments are based on the extent of the Company’s dealings with such other companies. For 2012, the amount of payments received by such company that were attributable to the Company’s business was approximately $887,000. These dealings are continuing in 2013, although the Company does not have information on the amounts to date that are attributable to its business.

Committees of the Board of Directors

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four Committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Trust Oversight Committee. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk, Compensation, and Governance and Nominating Committees are comprised solely of independent directors. Currently, the Finance and Trust Oversight Committee is also comprised solely of independent directors. The Chair of each Committee determines the frequency, length and agenda of meetings for his or her Committee in accordance with such Committee’s charter, in consultation with other members of the Committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the Committee. The Chair of each Committee may also seek comments on key issues from other directors who are not part of the Committee and reports Committee activities to the full Board of Directors. In January 2013, each Committee and the Board of Directors approved the respective Committee’s amended and restated charter. Copies of the charter of each Committee are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Below is a description of each Committee.

Audit and Risk Committee

Description

The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes.

Key Responsibilities

  Monitor the integrity of Capital One’s financial statements and internal controls;
  Monitor Capital One’s compliance with legal and regulatory requirements;
  Review the qualifications, independence and performance of Capital One’s independent auditor;
  Appoint, compensate, retain and oversee Capital One’s independent auditor;
  Assess the performance of Capital One’s Chief Internal Auditor and Chief Credit Review Officer; and
  Monitor the processes by which management assesses and manages risk.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Financial Expert

Although other members of the Audit and Risk Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE promulgated thereunder, the Board of Directors has designated Mr. Dietz and Mr. Warner as its “audit committee financial experts.”

Service

No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross’ simultaneous service does not impair his ability to effectively serve on Capital One’s Audit and Risk Committee.

2012 Meetings

During 2012, the Audit and Risk Committee met fourteen times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices.

Key Responsibilities

  Advise the Board of Directors on its organization, membership and function;
  Identify and recommend director nominees and the structure and membership of each Committee of the Board;
  Advise and recommend action on corporate governance matters applicable to Capital One;
  Advise the Board of Directors on the frequency of the Company’s advisory vote on executive compensation; and
  Oversee the Board’s and the Chief Executive Officer’s annual evaluation processes and provide that the directors engage in periodic discussions to plan for the Chief Executive Officer’s succession, as described in more detail in Capital One’s Corporate Governance Principles.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2012 Meetings

During 2012, the Governance and Nominating Committee met seven times.

Compensation Committee

Description

The Compensation Committee assists the Board of Directors by reviewing and recommending officer titles and roles to the Board; overseeing and recommending benefit plans for Capital One associates to the Board; recommending compensation and benefit plans for the Chief Executive Officer, senior management and the directors to the independent directors or the full Board; reviewing and approving the Committee’s report and reviewing and recommending Capital One’s Compensation Discussion and Analysis disclosure for inclusion in this proxy statement; and carrying out such other responsibilities and activities as may be required by law or regulation.

Key Responsibilities

  Recommend to the Board annually officers for election or re-election or the manner in which such officers will be chosen;
  Evaluate, approve and recommend to the independent directors the Chief Executive Officer’s compensation, including any salary, incentive awards, perquisites and termination arrangements, in light of the Committee’s assessment of his performance and anticipated contributions with respect to the Company’s strategy and objectives;
  Review, approve and recommend the salary levels, incentive awards, perquisites and termination arrangements for senior management, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;
  Review the Company’s goals and objectives relevant to compensation, oversee the Company’s policies and programs relating to compensation and benefits available to senior management to ensure that they align with such goals and objectives, and review relevant market data in establishing compensation and benefits programs;

  Oversee incentive compensation programs for senior management and others who can expose the Company to material risk to ensure such programs are designed and operated in a manner that achieves balance and is consistent with safety and soundness;
  Review data and analyses to allow an assessment of whether the design and operation of incentive compensation programs are consistent with the Company’s safety and soundness as provided under applicable regulatory guidance;
  Oversee other compensation and benefit programs and recommend benefit plans to the Board for approval, where required;
  Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other employee benefit plans;
  Review periodically and recommend director compensation to the Board;
  Carry out such other responsibilities and activities as may be required by law or regulation; and
  Recommend the inclusion of the Compensation Discussion and Analysis in our annual proxy statement or our Annual Report on Form 10-K.

The independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law and applicable plan documents.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Hackett and Messrs. Shattuck, Gross and Hay. In addition, Messrs. Campbell and Leroy served on the Compensation Committee during 2012. No interlocking relationship exists between any member of Capital One’s Board of Directors or Compensation Committee, and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No director who served on the Compensation Committee during 2012 is or was formerly an officer or an employee of Capital One.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (“F.W. Cook”). F.W. Cook reports to the Chair of the Committee, and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of F.W. Cook’s assignments. In 2012, F.W. Cook:

  Provided to the Committee independent competitive market data and advice related to the compensation for the Chief Executive Officer, the other executive officers and the directors, including the development of a group of comparator companies for purposes of competitive benchmarking;
  Reviewed for the Committee management-provided market data and recommendations on the design of compensation programs for senior executives other than the Chief Executive Officer;
  Reviewed for the Committee Capital One’s executive compensation levels, performance and the design of incentive programs;
  Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations to the Committee for review; and
  Provided information to the Committee on executive and director compensation trends and analyses of the implications of such trends for Capital One.

Consultants from F.W. Cook generally attend Committee meetings and executive sessions upon the Chair of the Committee’s request, including meetings held jointly with the independent directors to review or approve the compensation for the Chief Executive Officer, the other executive officers and the directors, to provide an independent perspective regarding such compensation practices.

The services provided by F.W. Cook are limited in scope as described above. F.W. Cook does not provide any services to the Company or its management other than the services provided to the Compensation Committee as described above. The Compensation Committee has considered factors relevant to F.W. Cook’s independence from management under SEC rules and has determined that F.W. Cook is independent from management.

2012 Meetings

During 2012, the Compensation Committee met eight times.

Finance and Trust Oversight Committee

Description

The Finance and Trust Oversight Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial (or market) risks, as well as the trust activities of Capital One, National Association, a subsidiary of Capital One.

Key Responsibilities

  Monitor Capital One’s significant capital and funding transactions;
  Monitor liquidity and financial (or market) risks, as well as Capital One’s fiduciary activities and exposures;
  Oversee Capital One’s debt funding and capital programs;
  Oversee management and monitor execution of Capital One’s wholesale and retail funding plans;
  Recommend the payment of dividends on Capital One’s common stock to the Board of Directors; and
  Exercise general oversight of the trust activities of Capital One, National Association.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2012 Meetings

During 2012, the Finance and Trust Oversight Committee met four times.

Committee Membership

The table below provides a summary of the Board’s current Committee structure, membership and related information. As a management director, Richard D. Fairbank is not a member of any Board Committee.

	Chair	Member	Audit Committee Financial Expert
	Audit and Risk Committee	Compensation Committee	Finance and Trust Oversight Committee	Governance and Nominating Committee
W. Ronald Dietz

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Benjamin P. Jenkins, III

Pierre E. Leroy

Peter E. Raskind

Mayo A. Shattuck III

Bradford H. Warner

Catherine G. West

How to Contact the Board of Directors and the Lead Director

Interested parties may make their concerns known to the Board of Directors or independent directors as a group by contacting the Lead Director, Ms. Ann Fritz Hackett, care of the Corporate Secretary, at the address below:

Lead Director
Board of Directors
c/o Corporate Secretary’s Office
Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board of Directors, Committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board of Directors, the independent directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit and Risk Committee and Capital One’s Chief Internal Auditor. Other communications are referred to the Lead Director, the Chair of the appropriate Committee and/or the specified director, as applicable.

Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board of Directors concerning nominees to create or fill open positions within the Board. Stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information as required by Capital One’s Amended and Restated Bylaws (the “Bylaws”) to the Corporate Secretary, with a copy to the Chair of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the Chief Executive Officer and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board of Directors. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board of Directors.

Consideration of Director Nominees

All director candidates, including incumbent directors and those recommended by stockholders, are evaluated using the same criteria. These criteria are as follows:

  Candidates should possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
  Candidates may also be selected for their background relevant to Capital One’s business strategy, their understanding of the intricacies of a public company, their international business background and their experience in risk management; and
  Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker and diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint.

The Governance and Nominating Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board of Directors considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business. Although the Board of Directors does not have a formal diversity policy, the Governance and Nominating Committee and the Board periodically review the Board’s membership in light of Capital One’s business model and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

In 2012, Capital One contracted with a third-party director search firm to identify, evaluate, and verify references for potential director candidates, and with a third-party to perform various background verification services for director candidates, including those related to federal and state criminal background checks, employment and education verification, and credit reporting.

Information about our Directors and Executive Officers

Each of Capital One’s executive officers, and each director who is nominated for election or who is continuing to serve his or her term after the Annual Meeting, are listed below with a brief description of their business experience.

Directors

All of our directors have demonstrated business acumen, the ability to exercise sound judgment and a commitment of service to Capital One and the Board of Directors. Our directors also bring to our Board of Directors a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers, of large corporations. We also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Set forth below is each director’s biographical information and a description of the nature of each director’s experience that the Board of Directors believes supports his or her continuing service as a director.

Richard D. Fairbank, 62
Chairman, Chief Executive Officer and President

Mr. Fairbank is founder, Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Mr. Fairbank also serves as Chairman of Capital One Bank (USA), National Association and Capital One, National Association.

Mr. Fairbank has been a director of Capital One since July 26, 1994. Mr. Fairbank was appointed and served as the Fifth Federal Reserve District’s representative on the Federal Advisory Council from January 2010 until December 2012. As a member of the Council, he conferred periodically with the Board of Governors of the Federal Reserve System on business conditions and issues related to the banking industry. Mr. Fairbank also served on MasterCard International’s Global Board of Directors from February 2004 until May 2006 and, prior to that, as Chairman of MasterCard’s U.S. Region Board.

Mr. Fairbank’s experience in leading the business as founder and Chief Executive Officer of Capital One, his responsibilities for the strategic direction and management of Capital One’s day-to-day operations and his roles with the Federal Advisory Council and MasterCard International bring broad industry and specific institutional knowledge and experience to the Board of Directors.

W. Ronald Dietz, 70
Director

Mr. Dietz is Vice Chairman of the Board of Directors of W.M. Putnam Company (“Putnam”), a nationwide provider of outsourced facilities management services to companies with networks of offices or retail stores. Mr. Dietz joined Putnam in January 2001 as President and a director and became President, Chief Executive Officer and director in 2004. In 2010, he retired as President and Chief Executive Officer. Previously, he was a Managing Partner of Customer Contact Solutions, LLC (“CCS”), an advisory firm offering services in a broad range of customer treatment and call center performance and risk management areas.

Mr. Dietz has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One Bank (USA), National Association and Capital One, National Association. He has been Chair of the Audit and Risk Committee since 1995 and has been a member of the Finance and Trust Oversight Committee since July 2003. He qualifies as an “audit committee financial expert” under SEC guidelines and has been designated as “audit committee financial expert” for Capital One since January 2003. Mr. Dietz is also a member of the NACD National Audit Chair Advisory Council as well as the PRMIA Blue Ribbon Advisory Panel. He has written several articles on various aspects of risk management.

Mr. Dietz’s experience in financial services, financial reporting, risk management, consulting, venture management, customer experience and call center performance, developed during his positions with Putnam and CCS as well as earlier roles with Citigroup and American Savings Bank, helps him bring valuable knowledge to the Board of Directors on these and other matters.

Patrick W. Gross, 68
Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm he founded in 2002 to work with private venture-funded technology companies on a range of business, management and financial strategies. Prior to his role with Lovell, he was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc. (“AMS”), an information technology, consulting, software development and systems integration firm.

He has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One, National Association. He has served on the Audit and Risk Committee since March 1995, the Compensation Committee since April 2005 and the Governance and Nominating Committee since April 2008.

Mr. Gross is currently a director of the following publicly-held companies: Career Education Corporation; Liquidity Services, Inc.; Rosetta Stone, Inc.; and Waste Management, Inc. In addition to Capital One, he serves on four other public company audit committees. Mr. Gross also served on the board of Taleo Corporation from 2006 to 2012.

Mr. Gross’s experience in applying information technology, advanced data analytics and risk management analytics within global financial services firms, as well as his roles in founding and leading AMS and with other public company boards, assists the Board of Directors in overseeing, among other matters, Capital One’s entrepreneurial innovations and information systems.

Ann Fritz Hackett, 59
Director

Ms. Hackett has been President of Horizon Consulting Group, LLC since she founded the company in 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients worldwide. She has worked with boards of directors, chief executive officers and senior executives to identify strategic opportunities and execute solutions during periods of business and financial challenges. Prior to Horizon Consulting, Ms. Hackett was Vice President and Partner of a leading national strategy consulting firm where she served on the Management Committee and, among other assignments, led Human Resources and developed her expertise in managing cultural change, creating performance management processes and a performance-based culture, nurturing leadership talent and planning for executive succession.

Ms. Hackett has been a director of Capital One Financial Corporation since October 27, 2004, and is also a director of Capital One Bank (USA), National Association. She has served on the Audit and Risk and Governance and Nominating Committees since October 2004 and on the Compensation Committee since April 2005. Ms. Hackett became the Chair of the Governance and Nominating Committee and the Lead Director in April 2007. She is also a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company. She is also a director of Beam, Inc. (formerly Fortune Brands, Inc.), one of the world’s leading premium spirits companies. In 2012, Ms. Hackett joined the Tapestry Networks’ Lead Director Network, a select group of lead directors who collaborate on matters regarding board leadership.

Ms. Hackett has experience in leading change initiatives, talent management and succession planning and in creating performance management processes and performance-based compensation. She also has experience in corporate governance and risk matters as a result of her participation with public company boards of directors and related governance committees, non-profit boards and consulting engagements. This combination of skills assists the Board of Directors in its discussions on these and other matters.

Lewis Hay, III, 57
Director

Mr. Hay has been Executive Chairman of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America, since July 2012. At NextEra Energy he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012 and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. He joined NextEra Energy in 1999 as Vice President, Finance and Chief Financial Officer and served as President of NextEra Energy Resources, LLC (formerly FPL Energy, LLC) from March 2000 until December 2001.

Mr. Hay has been a director of Capital One Financial Corporation since October 31, 2003, and is also a director of Capital One Bank (USA), National Association. He has served on the Compensation Committee since April 2004, the Finance and Trust Oversight Committee, of which he has served as Chair, since April 2005, and the Governance and Nominating Committee since April 2007. He is also a director of Harris Corporation and a director of NextEra Energy’s subsidiary, Florida Power & Light Company. Mr. Hay is chairman of the Edison Electric Institute, the association of U.S. shareholder-owned electric companies. He is also a director and past chairman of the Institute of Nuclear Power Operations. Mr. Hay also served on President Obama’s President’s Council on Jobs and Competitiveness from February 2011 to February 2013.

Mr. Hay has extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. His background in leading finance and accounting, treasury, credit, investor relations, mergers and acquisitions and information systems functions, as well as his understanding of enterprise risk management, executive compensation and public company governance, provides the Board of Directors with valuable insight on these and other matters.

Benjamin P. Jenkins, III, 68
Director

Most recently, from January 2009 to January 2011, Mr. Jenkins served as Senior Advisor, Managing Director, and Vice Chairman for Retail Banking at Morgan Stanley & Co., a financial services firm, in New York. Prior to that, he had a 38-year career with Wachovia Corporation (now Wells Fargo & Company), a financial services company, where he was Vice Chairman and President of the General Banking Group. He is credited with advancing the profitability of the General Bank through improvements in customer service and the reduction of customer attrition to industry-leading levels. He and his team were instrumental in the integration of the First Union/Wachovia and Wachovia/SouthTrust mergers, and Mr. Jenkins led the successful expansion of Wachovia’s banking network.

Appointed to the Board on February 19, 2013, Mr. Jenkins was first identified by a third-party search firm and was recommended as a director nominee by the Governance and Nominating Committee.

Mr. Jenkins’ experience in corporate banking, banking operations, investment banking, and management of customer relationships brings valuable insight to the Board of Directors in overseeing, among other areas, matters critical to Capital One’s banking business.

Pierre E. Leroy, 64
Director

Mr. Leroy was appointed Executive Chairman, in March 2012, and Chief Executive Officer, in July 2012, of Vigilant Solutions (formerly Vigilant Video, Inc.), a leading provider of video analytics software and systems. Mr. Leroy retired in 2005 from Deere & Company as President of both the Worldwide Construction & Forestry Division and the Global Parts Division. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, Mr. Leroy served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer.

Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association.

Mr. Leroy has been a director of United Rentals, Inc. since April 2012. He also served on the Boards of Directors of RSC Holdings Inc. and RSC Equipment Rental from 2008 to April 2012 (when RSC was acquired by United Rentals), Beam, Inc. (formerly Fortune Brands, Inc,) from September 2003 to February 2012 and ACCO Brands from August 2005 to April 2009.

Mr. Leroy’s experience in capital markets and asset-liability management, as well as leading and managing large complex international marketing, engineering and manufacturing organizations and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Peter E. Raskind, 56
Director

Mr. Raskind is the owner of JMB Consulting, LLC, which he established in February 2009 to provide consulting services to financial services firms. In 2011, he served as Interim Chief Executive Officer of the Cleveland Metropolitan School District, and in 2010, he served as Interim Chief Executive Officer of the Cleveland-Cuyahoga County Port Authority. Until its merger with PNC Financial Services Group in December 2008, Mr. Raskind served as Chairman, President and Chief Executive Officer of National City Corporation, one of the largest banks in the United States, where he was appointed as a Director in January 2007 and Chief Executive Officer in July 2007. He also became Chairman of the Board in December 2007. Mr. Raskind joined National City in 2000 as the Manager of the Consumer Finance Division and served in a number of executive positions throughout his tenure. Prior to National City, Mr. Raskind had a 21-year career with U.S. Bancorp/First Bank System and Harris Bank, holding positions of successively greater responsibility in a broad range of disciplines, including cash management services, corporate finance, international banking, corporate trust, retail banking, operations and strategic planning.

Mr. Raskind has been a director of Capital One Financial Corporation since January 31, 2012. He has served on the Audit and Risk Committee since that time.

In January 2012, Mr. Raskind was appointed a director of Omek Interactive, Inc., which provides tools and technology to enable manufacturers and software developers to add gesture-based interfaces to their products. He also served as a director of United Community Banks, Inc. from May 2011 to January 2012. Mr. Raskind previously served as a director of Visa USA and Visa International, served on the Board of Directors of the Consumer Bankers Association and was a member of the Financial Services Roundtable.

Mr. Raskind is experienced in corporate banking, retail banking, wealth management/trust, mortgage, operations, technology, strategy, asset/liability management, risk management and acquisition integration from his extensive career in banking. He provides the Board with valuable insight on these and other matters.

Mayo A. Shattuck III, 58
Director

Mr. Shattuck is Chairman of the Board of Chicago-based Exelon Corporation, a Fortune 100 company and the nation’s largest competitive energy provider. From March 2012 through February 2013, he served as Executive Chairman of the Board of Exelon. Prior to joining Exelon, he was Chairman, President and Chief Executive Officer of Constellation Energy, a leading supplier of electricity to large commercial and industrial customers, a position he held from 2001 to 2012. Mr. Shattuck was previously at Deutsche Bank, where he served as Chairman of the Board of Deutsche Banc Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking.

Mr. Shattuck has been a director of Capital One Financial Corporation since October 31, 2003. He has served on the Compensation Committee since April 2004 and became its Chairman in April 2005. He also served as Chairman of the Finance and Trust Oversight Committee from April 2004 to April 2005 and has been a member since December 2003. Mr. Shattuck is also a director of Gap, Inc. and chairs its Audit and Finance Committee.

Mr. Shattuck’s experience in corporate finance, capital markets, risk management and private banking, as well as his experience in leading a large, publicly-held company and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Bradford H. Warner, 61
Director

Mr. Warner served in a variety of positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of the Investment Services and Consumer Business Group.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in northern Latin America and Mexico; and several investment related businesses, including private banking, asset management and brokerage. He also served on the senior most management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Mr. Warner has been a director of Capital One Financial Corporation since April 24, 2008, and also serves as a director of Capital One, National Association. He has been a member of the Audit and Risk and Finance and Trust Oversight Committees since April 2008. He qualifies as an “audit committee financial expert” under SEC guidelines and was designated an “audit committee financial expert” for Capital One in 2012.

Mr. Warner’s experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as his experience in corporate banking functions, customer relationships and corporate culture change management, brings valuable insight to the Board of Directors in overseeing, among other matters, a broad range of matters critical to Capital One’s banking business.

Catherine G. West, 53
Director

Ms. West has been a Managing Director of Promontory Financial Group, a financial services consulting firm, since April 2012, where she is responsible for business development and internal administrative activities. From March 2011 to April 2012, Ms. West was the Associate Director and Chief Operating Officer of the Consumer Financial Protection Bureau where she oversaw the start-up of the agency’s infrastructure. She was previously the Chief Operating Officer of J.C. Penney from August 2006 to December 2006. From March 2000 to July 2006, Ms. West was an executive officer at Capital One Financial Corporation where she served in roles that included President of the U.S. Card business and Executive Vice President of U.S. Consumer Operations.

Ms. West was appointed to the Board on February 19, 2013, after being identified as a candidate by a member of the Board’s Governance and Nominating Committee and upon recommendation as a director nominee by the Governance and Nominating Committee.

Ms. West has a multifaceted background in financial services with more than 25 years of experience in financial services operations and strategy. She has hands-on experience in leveraged buyouts, initial public offerings, and mergers and acquisitions, and has a keen understanding of both business strategy and the regulatory perspective. Ms. West provides the Board with valuable insight on these and other matters.

Executive Officers

Robert M. Alexander, 48
Chief Information Officer

Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses. Mr. Alexander became Chief Information Officer in May 2007, and in this role he is responsible for overseeing all technology activities for Capital One.

Jory A. Berson, 42
Chief Human Resources Officer

Mr. Berson joined Capital One in July 1992. From July 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card. In June 2009, Mr. Berson became Chief Human Resources Officer, and in this role Mr. Berson is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, development programs and corporate real estate portfolio.

Kevin S. Borgmann, 41
Chief Risk Officer

Mr. Borgmann joined Capital One in August 2001. Since that time he has served in a variety of roles in Capital One’s Corporate Strategy, Partnership Finance, Upmarket Acquisitions, Credit Card, Auto Finance and Risk departments, including serving as Senior Vice President with the Credit Card Division from March 2008 until September 2010, President of Capital One Auto Finance from September 2010 until October 2012 and Deputy Chief Risk Officer from October 2012 until January 31, 2013. On January 31, 2013, Mr. Borgmann became Chief Risk Officer, and in this role he is responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions.

Stephen S. Crawford, 48
Chief Financial Officer Designate

Mr. Crawford joined Capital One in February 2013 as Chief Financial Officer Designate and will serve as Capital One’s Chief Financial Officer beginning May 24, 2013. Prior to joining Capital One, Mr. Crawford co-founded Centerview Partners, an investment banking and advisory firm, in 2006. Prior to that, Mr. Crawford served in various leadership roles at Morgan Stanley & Co., a financial services firm, including as the Co-President of the firm during 2005, Executive Vice President and Chief Administrative Officer from 2004 to 2005, Executive Vice President and Chief Financial Officer from 2001 to 2004, and Executive Vice President and Chief Strategic Officer from 2000 to 2001.

John G. Finneran, Jr., 63
General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. Since that time, he has served as General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Frank G. LaPrade, III, 46
Chief Enterprise Services Officer
Chief of Staff to the CEO

Mr. LaPrade joined Capital One in January 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas. In 2004, Mr. LaPrade became Chief of Staff to the Chief Executive Officer. In 2010, Mr. LaPrade added responsibilities as Chief Enterprise Services Officer. In that capacity, Mr. LaPrade manages Information Technology, Brand Marketing, Corporate Development and Digital Banking for the company.

Gary L. Perlin, 61
Chief Financial Officer

Mr. Perlin joined Capital One in July 2003, and since that time he has served as Capital One’s Chief Financial Officer. Mr. Perlin is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. Mr. Perlin also serves as a director of Capital One, National Association and Capital One Bank (USA), National Association. Mr. Perlin will retire from his role as Chief Financial Officer of the Company effective May 24, 2013.

Peter A. Schnall, 49
Former Chief Risk Officer

Mr. Schnall joined Capital One in August 1996. From August 1996 to October 2002, Mr. Schnall served in a variety of roles at Capital One. From October 2002 until June 2006, he served as Chief Credit Officer. Mr. Schnall became Chief Risk Officer in June 2006, and in this role he was responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions. Mr. Schnall left his role as Chief Risk Officer at the close of business on January 31, 2013.

Ryan M. Schneider, 43
President, Card

Mr. Schneider joined Capital One in December 2001. From December 2001 to December 2007, Mr. Schneider held a variety of positions within Capital One including Executive Vice President, Auto Finance and Executive Vice President, US Card. Mr. Schneider became President, Card in December 2007, and in this role he is responsible for all of Capital One’s consumer and small business credit card lines of business, including those in the United States, the United Kingdom and Canada. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Michael C. Slocum, 56
President, Commercial Banking

Mr. Slocum joined Capital One in August 2007. From August 2007 to September 2011, Mr. Slocum was Executive Vice President of Capital One’s Banking Business, leading the company’s Commercial Banking business including asset-based lending, leasing and private banking. Mr. Slocum became President, Commercial Banking in September 2011 and in this role he is responsible for leading multiple broad lines of business, including Commercial Real Estate, Middle Market Banking, Commercial & Specialty Finance and Treasury Services. Before joining Capital One, Mr. Slocum served in various leadership roles at Wachovia Bank (now Wells Fargo & Company), a provider of consumer and commercial financial services, including as the Regional Chief Executive Officer for Northeastern US.

Jonathan W. Witter, 43
President, Retail and Direct Banking

Mr. Witter joined Capital One in December 2010 as an Executive Vice President in Retail Banking. From September 2011 until February 2012, Mr. Witter served as President, Retail and Small Business Banking. In February 2012, he became President, Retail and Direct Banking and in this role, he provides strategic direction and leadership for the Retail and Direct Banking organization and is responsible for more than 14,000 associates, nearly 1,000 branch and office locations, and 2,200 ATMs in California, Connecticut, Delaware, Louisiana, Maryland, Minnesota, New Jersey, New York, Texas, Virginia, Washington and Washington, D.C. In February 2012, Mr. Witter also became a director of ING Bank, fsb. Prior to joining Capital One, Mr. Witter held various positions, including executive vice president and head of general Bank Distribution at Wachovia, managing director and president of Morgan Stanley Private Bank NA, a global financial services firm, and Chief Operating Officer of Morgan Stanley's Retail Banking Group.

Sanjiv Yajnik, 56
President, Financial Services

Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik held a number of positions within Capital One’s European credit card business, Canadian credit card business and small business services organization. Mr. Yajnik became President, Financial Services in June 2009, and in this role he is responsible for overseeing Capital One’s auto finance and home loans businesses. Mr. Yajnik also serves as a director of Capital One, National Association. Prior to joining Capital One, Mr. Yajnik held a broad range of positions, including General Manager at Circuit City Stores (USA), Market Manager at PepsiCo (Canada), and Chief Engineer at Mobil Oil (International).

SECTION III – SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on Schedule 13D and 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dodge & Cox (2)
555 California Street, 40th Floor	48,554,603	8.3%
San Francisco, CA 94104

FMR LLC (3)
82 Devonshire Street	35,086,243	6.03%
Boston, MA 02109

BlackRock, Inc. (4)
40 East 52nd Street	32,180,834	5.53%
New York, NY 10022

(1)	Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13D and 13G reports filed with the SEC, and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	On a Schedule 13G (Amendment No. 9) filed on February 13, 2013, Dodge & Cox reported beneficial ownership as of December 31, 2012 of 48,554,603 shares of Capital One’s common stock, which beneficial ownership in the aggregate represented 8.3% of Capital One’s outstanding common stock as of December 31, 2012. According to its Schedule 13G, Dodge & Cox has sole voting power with respect to 45,760,006 shares, shared voting power with respect to no shares, sole dispositive power with respect to 48,554,603 shares and shared dispositive power with respect to no shares. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the common stock of Capital One. The Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 29,207,211 shares, or 5.0%, of the class of securities reported in the Schedule 13G. Dodge & Cox certified in its Schedule 13G that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Capital One and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	On a Schedule 13G filed on February 14, 2013, FMR LLC, a parent holding company, reported beneficial ownership of 35,086,243 shares of Capital One’s common stock, which beneficial ownership in the aggregate represented 6.03% of Capital One’s outstanding common stock as of December 31, 2012. According to its Schedule 13G, FMR LLC has sole voting power with respect to 6,838,921 shares, shared voting power with respect to no shares, sole dispositive power with respect to 35,086,243 shares and shared dispositive power with respect to no shares. FMR, LLC reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Capital One, and no one person’s interest in the common stock of Capital One is more than five percent of the total outstanding common stock. FMR, LLC certified in its Schedule 13G that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	On a Schedule 13G filed on January 30, 2013, BlackRock, Inc., reported beneficial ownership as of December 31, 2012, of 32,180,834 shares of Capital One’s common stock, which beneficial ownership in the aggregate represented 5.53% of Capital One’s outstanding common stock as of December 31, 2012. According to its Schedule 13G, BlackRock, Inc. has sole voting power with respect to 32,180,834 shares, shared voting power with respect to no shares and sole dispositive power with respect to 32,180,834 shares and shared dispositive power with respect to no shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Capital One, and no one person’s interest in the common stock of Capital One is more than five percent of the total outstanding common shares. BlackRock, Inc. certified in its Schedule 13G that the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One's common stock as of January 31, 2013, by our directors, the named executive officers in this proxy statement and all directors and executive officers as a group.

	Number of Shares or Units
Name	Common Stock (1)	Unvested Restricted Stock	Stock That May Be Acquired Within 60 days (2)	Total Amount and Nature of Beneficial Ownership (3)	Percent of Class (4)

Richard D. Fairbank	2,325,099	0	5,527,047 (5)	7,852,146	1.34%
Gary L. Perlin	30,421	77,292	639,645	747,358	*
Ryan M. Schneider	109,888	56,738	318,830	485,456	*
John G. Finneran, Jr.	151,491 (6)	53,052	600,472	805,015	*
Peter A. Schnall	156,190	50,895	305,402	512,487	*
W. Ronald Dietz	5,271	0	40,759 (7)	46,030	*
Patrick W. Gross	7,539	0	80,903 (8)	88,442	*
Ann Fritz Hackett	15,650	0	63,810 (9)	79,460	*
Lewis Hay, III	2,728	0	90,005 (10)	92,733	*
Benjamin P. Jenkins, III	0	0	0	0	*
Pierre E. Leroy	4,900	0	77,536 (11)	82,436	*
Peter E. Raskind	0	0	7,061 (12)	7,061	*
Mayo A. Shattuck III	1,589	0	87,382 (13)	88,971	*
Bradford H. Warner	14,640	0	56,897 (14)	71,537	*
Catherine G. West	0	0	0	0	*
All directors and executive officers as a group (24 persons)	3,052,808	528,175	8,910,825 (15)	12,491,808	2.11%

*	Less than 1% of the outstanding shares of common stock.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after January 31, 2013.

(3)	To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise. The column “Total Amount and Nature of Beneficial Ownership” includes: (i) shares of common stock; (ii) shares of unvested restricted stock; (iii) shares of common stock subject to stock options and shares of restricted stock and restricted stock units granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”) Capital One’s 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”) and Capital One’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), each as amended or restated from time to time, that are or will become exercisable or that are or will be vested within 60 days of January 31, 2013; and (iv) shares of common stock held by the executive officers under Capital One’s 2002 Associate Stock Purchase Plan as amended or restated from time to time. Shares of unvested restricted stock have voting rights but are not transferable until the end of the period of restriction.

(4)	All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2013, which was 582,248,632. In addition, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of common stock subject to outstanding stock options held by such person that are exercisable on or within 60 days after January 31, 2013, are deemed to be outstanding shares of common stock.

(5)	Includes 241,680 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Fairbank’s employment with the Company ends.

(6)	Includes 7,302 shares held by Mr. Finneran’s spouse and 83,333 shares held by the Finneran Cotter Children’s Trust.

(7)	Includes 30,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Dietz’s service with the Board of Directors ends.

(8)	Includes 30,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Gross’s service with the Board of Directors ends.

(9)	Includes 30,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Ms. Hackett’s service with the Board of Directors ends. Does not include 5,006 shares held by Ms. Hackett’s spouse for which Ms. Hackett disclaims beneficial ownership.

(10)	Includes 1,806 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power. Also includes 30,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Hay’s service with the Board of Directors ends.

(11)	Includes 29,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Leroy’s service with the Board of Directors ends.

(12)	Includes 4,345 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Raskind’s service with the Board of Directors ends.

(13)	Includes 30,554 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Shattuck’s service with the Board of Directors ends.

(14)	Includes 140 shares held by Mr. Warner’s spouse. Also includes 23,778 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Warner’s service with the Board of Directors ends.

(15)	Includes 1,015,076 shares issuable upon the exercise of options and 335,517 shares of common stock subject to trading restrictions for all other executive officers as a group. Does not include 102 shares for which an executive officer disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2012 each of the reporting persons complied with these filing requirements except for two transactions that were omitted from timely filed reports for R. Scott Blackley, the Company’s Principal Accounting Officer, and were the result of unsolicited sales of a total of 105 shares on Mr. Blackley’s behalf from his discretionary account by his third party asset manager. The reports were promptly filed after Mr. Blackley became aware of the transactions.

SECTION IV – DIRECTOR COMPENSATION

Director Compensation Objectives

The Board of Directors approves the compensation for non-management directors, based on recommendations made by the Compensation Committee. The Board of Directors has designed the director compensation program to achieve four primary objectives:

  Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success;
  Fairly compensate directors for the work required in a company of Capital One’s size and scope;
  Recognize the individual roles and responsibilities of the directors; and
  Align directors’ interests with the long-term interests of Capital One stockholders.

Management directors do not receive compensation for their service on the Board of Directors. In 2012, Mr. Fairbank was Capital One’s only management director.

Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s non-management directors on an annual basis. F.W. Cook provides competitive compensation data and program recommendations to the Compensation Committee for review. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Governance of Capital One” section on page 13 for further information on the role and responsibilities of F.W. Cook. The competitive compensation data includes the compensation (cash, equity and other benefits) of non-management directors within Capital One’s peer comparator group. Please see the discussion under “Market Data” in the “Compensation Discussion and Analysis” section on page 50 for further information on the selection of the peer comparator group. The Compensation Committee considers this information, as well as F.W. Cook’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April or May of each year.

Based on their review of competitive market data and guidance from F.W. Cook in the second quarter of 2012, the Compensation Committee determined that the director compensation program described below meets the objectives listed above.

Director Compensation Structure

On May 8, 2012, the Board of Directors approved a compensation program for Capital One’s non-management directors for the period from May 8, 2012 until Capital One’s 2013 Annual Meeting that is substantially similar to the program for the preceding year. The compensation program consists of an annual cash retainer of $80,000 (the annual cash retainer was $70,000 for the period from May 11, 2011, until May 8, 2012) as well as cash retainers for committee and leadership service detailed in the notes to the table below. Each director, other than Messrs. Campbell and Leenaars, also received an annual award of restricted stock units of Capital One common stock (“RSUs”), valued at $170,050, granted on May 8, 2012. Lastly, the Lead Director received a cash retainer of $25,000. Ms. Hackett was the Lead Director in 2012.

Each director was offered the opportunity to elect to forego his or her cash retainers in exchange for a grant of non-qualified stock options. Messrs. Gross, Hay, Raskind, Shattuck, and Warner each elected to forego their cash compensation in favor of such stock options.

Other Benefits

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, non-management directors may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan have the opportunity to direct their individual deferrals among thirteen different investments available through the plan. Directors that elected a deferral will begin to receive their deferred income benefits in cash when they cease serving as directors, or earlier if authorized by the Compensation Committee. Upon a change of control, Capital One will pay to each director within thirty days of the change of control a lump sum cash payment equal to such director’s account balance as of the date of the change of control. In 2012, no directors elected to defer any cash compensation under this plan.

Capital One offered non-management directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to a charitable organization of their choice. All directors other than Messrs. Campbell and Leenaars elected to make charitable contributions in 2012.

Directors also receive reimbursements for certain board-related expenses including, among other things, external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

In 2012, directors did not receive any additional compensation beyond what is described above and disclosed in the table below.

Stock Ownership Requirements

Capital One requires non-management directors to retain all shares underlying restricted stock units granted to them by Capital One until their service with the Board of Directors ends, pursuant to the terms of their respective grant agreements. The Board of Directors may grant an exception for any case where this requirement would impose a financial hardship on a director. No directors have been granted an exception to this requirement for any outstanding awards of restricted stock units.

Compensation of Directors

Directors of Capital One received the following compensation in 2012:

Name	Fees Earned or Paid in Cash (5)	Stock Awards (6)	Option Awards (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (8)	Total
E. R. Campbell (1)	--	--	--	--	--	--
W. Ronald Dietz	$125,000	$170,050	--	--	$10,000	$305,050
Richard D. Fairbank (2)	--	--	--	--	--	--
Patrick W. Gross	$130,010	$170,050	--	--	$10,000	$310,060
Ann Fritz Hackett	$160,000	$170,050	--	--	$10,000	$340,050
Lewis Hay, III	$120,007	$170,050	--	--	$10,000	$300,057
C.P.A.J. Leenaars (3)	--	--	--	--	--	--
Pierre E. Leroy	$105,000	$170,050	--	--	$10,000	$285,050
Peter E. Raskind (4)	$143,011	$226,780	--	--	$10,000	$379,791
Mayo A. Shattuck III	$110,004	$170,050	--	--	$10,000	$290,054
Bradford H. Warner	$120,007	$170,050	--	--	$10,000	$300,057

(1)	Mr. Campbell, a director since November 16, 2005, was not eligible to stand for re-election as a director at the Company’s 2012 Annual Stockholder Meeting on May 8, 2012 because of the age restriction in the Company’s Bylaws, and accordingly retired from the Board of Directors as of such date.

(2)	In 2012, Mr. Fairbank was Capital One’s only management director.

(3)	Mr. Leenaars was appointed as a director by the Board on May 8, 2012 pursuant to Capital One’s agreement to acquire substantially all of the ING Direct business in the United States, and resigned from the Board effective September 10, 2012 following ING’s sale of Capital One shares issued to it in the foregoing transaction. Mr. Leenaars was entitled to compensation in connection with his role as a non-management director of Capital One, but waived his right to be paid any compensation.

(4)	Mr. Raskind was appointed as a director by the Board on January 31, 2012, and elected by stockholders at our 2012 Annual Stockholder Meeting. The Board approved a pro-rated compensation package for Mr. Raskind, for the period from January 31, 2012 until our 2012 Annual Stockholder Meeting, consisting of a $23,000 retainer and a $10,000 retainer in connection with Mr. Raskind’s service on the Audit and Risk Committee.

(5)	Figures above represent cash payments during 2012 and, for those directors who elected to forego their cash retainers in exchange for grants of nonqualified stock options, the grant date fair value of the stock option award.

Compensation for committee service includes retainers for service as chairperson or as a member of a committee as described under the heading “Committee Membership” in the “Governance of Capital One” section of this proxy statement. Retainers were as follows:
  Lead Director Retainer: $25,000
  Chair of the Audit and Risk Committee: $40,000
  Chair of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee: $20,000
  Member of the Audit and Risk Committee (other than the chair): $30,000
  Member of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee (other than the chair): $10,000
(6)	Each non-management director serving on May 8, 2012, other than Mr. Leenaars, received a grant of 3,145 RSUs with a grant date fair value of $170,050 valued at $54.07 per share. Mr. Raskind received an additional grant on January 31, 2012, pro-rated for his service prior to May 8, 2012, of 1,240 RSUs with a grant date fair value of $56,730 valued at $45.75 per share. All RSUs were granted under the terms of the 2004 Stock Incentive Plan, and were valued at the fair market value of a share of Capital One common stock on the date of grant. RSUs vest one year from the date of grant. Delivery of the underlying shares is deferred until the director’s service with the Board of Directors ends. The following table shows the number of RSUs outstanding for each director as of December 31, 2012:

Director Name	Number of Outstanding Restricted Stock Units
E. R. Campbell	--
W. Ronald Dietz	30,554
Patrick W. Gross	30,554
Ann Fritz Hackett	30,554
Lewis Hay, III	30,554
C.P.A.J. Leenaars	--
Pierre E. Leroy	29,554
Peter E. Raskind	4,385
Mayo A. Shattuck III	30,554
Bradford H. Warner	23,778

(7)	Certain non-management directors serving on May 8, 2012, elected to forego their cash retainer in exchange for a grant on such date of nonqualified stock options under the 2004 Stock Incentive Plan with an equivalent Black-Scholes value and an exercise price of $54.07. In addition, Mr. Raskind elected to forego his cash retainer for service prior to May 8, 2012, in exchange for a grant of nonqualified stock options under the 2004 Stock Incentive Plan on January 31, 2012, with an equivalent Black-Scholes value and an exercise price of $45.75.

The Black-Scholes values for the stock option awards granted on January 31, 2012, and May 8, 2012, were determined using the following assumptions.

Date of Grant	Exercise Price	Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term
January 31, 2012	$45.75	35.10%	0.74%	1.70%	5 years
May 8, 2012	$54.07	34.72%	0.83%	1.70%	5 years

The compensation amounts reflected in the table above do not include a reduction for risk of forfeiture.

The stock options vest on the first anniversary of the date of grant or, if earlier, upon a change of control of Capital One or the director’s termination of service (other than removal for cause, as defined in the applicable award agreement). The options expire ten years from the date of grant. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise the vested stock options.

The following table sets forth the number of stock options awarded in 2012, the date of grant, the grant date fair value, and the total number of stock options outstanding for each director as of December 31, 2012. The grant date fair values of the stock options awarded in 2012 are not included in the “Option Awards” column of the above table because the foregone cash amounts are included in the “Fees Earned or Paid in Cash” column.

Director	Number of Stock Options	Date of Grant	Grant Date Fair Value	Total Number of Outstanding Stock Options
E. R. Campbell	--	--	--	28,107
W. Ronald Dietz	--	--	--	10,205
Patrick W. Gross	9,111	5/8/2012	$130,010	59,460
Ann Fritz Hackett	--	--	--	33,256
Lewis Hay, III	8,410	5/8/2012	$120,007	67,861
C.P.A.J. Leenaars	--	--	--	--
Pierre E. Leroy	--	--	--	47,982
Peter E. Raskind	2,716	1/31/2012	$33,006	10,425
	7,709	5/8/2012	$110,004
Mayo A. Shattuck III	7,709	5/8/2012	$110,004	64,537
Bradford H. Warner	8,410	5/8/2012	$120,007	41,529

(8)	In 2012, each non-management director, other than Messrs. Campbell and Leenaars, elected to direct a contribution from Capital One of $10,000 to a charitable organization of his or her choice.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and promote the long-term success of the Company. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for, among other matters, developing, approving, monitoring and managing the compensation of all of our executive officers, including the named executive officers defined below. Final decisions regarding the compensation of our executive officers, including our Chief Executive Officer (“CEO”), are made by our independent directors. This Compensation Discussion and Analysis will review the compensation of the CEO, Richard D. Fairbank, and the following executive officers for 2012:

  Gary L. Perlin, Chief Financial Officer
  Ryan M. Schneider, President, Card
  John G. Finneran, Jr., General Counsel and Corporate Secretary
  Peter A. Schnall, Chief Risk Officer

As used throughout this proxy statement, the “NEOs” means the four executive officers listed above, and references to “named executive officers” refer to the CEO and the NEOs, collectively.

In 2012, Capital One delivered strong financial results. We successfully closed the acquisitions of both ING Direct and the U.S. credit card business of HSBC and made substantial progress on the integrations of each. In addition, Capital One generated capital on a strong trajectory, and we put ourselves on track to achieve anticipated Basel II/III capital requirements in 2013, years ahead of regulatory deadlines. The Committee believes that the actions taken by the CEO and the NEOs throughout 2012 contributed greatly to the Company’s results and helped position the Company to deliver stockholder value over the long-term. These accomplishments included:

  Delivering two well-managed and complex integrations, focusing successfully on customer and talent retention with ING Direct and on infrastructure management with the HSBC U.S. credit card business;
  Maintaining a Tier 1 common capital ratio of 11.0% at the end of 2012, up from 9.7% at the end of 2011;
  Achieving 37.5% one-year total stockholder return for 2012, outpacing the KBW Bank Sector index and ranking fifth among our peer comparator group;
  Delivering $3.5 billion in net income for 2012, or $6.16 per common share (fully diluted), despite the significant impacts of acquisition accounting;
  Delivering strong credit risk performance, with a decline in the net charge-off rate to 1.89% for 2012, down from 2.94% in 2011;
  Earning $1.4 billion in net income from our Domestic Card business while absorbing the impact of the significant allowance build relating to the HSBC U.S. credit card acquisition;
  Once again delivering solid overall profitability in the Auto Finance business in the face of increased industry competition;
  Continuing loan growth and solid returns with lower charge-offs in our Commercial Banking business; and
  Assisting our customers and communities in this challenging economic environment by extending billions of dollars of new loans, commitments and renewals to our banking customers and investing substantial philanthropic, community development and associate volunteer resources to improve our communities.
Important Aspects of Our Executive Compensation Programs

Capital One’s executive compensation programs consist primarily of a variety of long-term equity-based compensation vehicles. Since 1997, the compensation structure for the CEO has consisted entirely of equity awards and other incentive awards with payouts deferred for three years in lieu of any salary, retirement plan contributions or other traditional forms of compensation. In addition, we do not pay cash bonuses to the NEOs for annual performance and instead grant them a variety of equity-based awards following the end of the year, based on the Committee’s evaluation of Company and individual performance during the year. The Committee annually reviews and assesses these programs and adjusts them as it deems appropriate.

For the 2012 performance year, the Committee maintained the primary components of the 2011 CEO and NEO compensation programs. Under the CEO compensation program, which was first developed in January 2009 and is designed to create a direct link between Mr. Fairbank’s compensation and the Company’s performance over various time horizons, Mr. Fairbank receives a mix of stock option and performance share awards granted at the beginning of the year and the opportunity for an additional year-end incentive award based on the Company’s actual performance during the year. Under the NEO compensation program, 80% of NEO total target compensation is equity-based and directly tied to the performance of the Company over multiple time horizons, consistent with the Company’s historical pay-for-performance philosophy. The Committee believes that both programs balance risk and financial results, reward named executive officers for their achievements, promote the overall objectives of our executive compensation program and encourage appropriate, but not excessive, risk-taking.

While the Committee has maintained the structure and primary components of the CEO and NEO compensation programs, it also annually assesses and may refine or revise the terms of these programs to address changing conditions or compensation practices. Based on its review in January 2013, the Committee approved the following changes to further enhance the connection between the compensation of the CEO and each NEO and the performance of the Company:

  The maximum payout to a named executive officer under his or her January 2013 performance share award is 150% of the award’s target number of shares of the Company’s common stock, reduced from 200% for prior performance share awards;
  The January 2013 awards of restricted stock units and stock options granted to the CEO and restricted stock and stock options granted to the NEOs will continue to be subject to performance-based vesting conditions, but the Committee raised the return on assets threshold, which means that the Company must achieve a better return on assets in each year of the three-year vesting period to prevent the named executive officer’s award from being reduced at the time of vesting; and
  Each of the January 2013 incentive awards is subject to enhanced clawback provisions that allow the Committee to seek recovery of all unvested portions of the award in the event there has been a violation of law or Company policy and the named executive officer committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

The Committee also maintained other terms and practices which it had adopted in prior years, including the following:

  The final payouts under performance share awards will be reduced in the event the absolute performance metric does not meet a certain threshold for each year of the three-year performance period. In addition, the performance shares continue to be subject to financial restatement clawback provisions. See “Additional Performance Conditions and Recovery Provisions” on page 47 for more details on all of these terms and conditions.
  As of March 1, 2011, Capital One also changed its practice relating to excise tax gross-ups to which the named executive officers may be entitled if terminated in connection with a change of control. All current change of control agreements providing for a potential excise tax gross-up will expire at the end of their terms and will be replaced with agreements that do not provide for an excise tax gross-up. See below under “Change of Control Agreements” on page 52 for more information.
  Certain equity awards include performance-based vesting provisions that apply additional vesting and forfeiture conditions. As described in more detail under “Additional Performance Conditions and Recovery Provisions - Performance-Based Vesting” on page 47, these performance-based vesting provisions do not present any upside potential for the named executive officers. Instead, the provisions are designed to ensure that the compensation ultimately delivered to the named executive officers at the time of vesting is reduced in the event that future company performance does not satisfy pre-established minimum thresholds. In the event Capital One does not achieve the minimum thresholds during the vesting period, the impact to compensation previously awarded to the named executive officers could be severe, as the entire value of each applicable award is at risk of forfeiture.

Capital One does not distinguish the terms and conditions of compensation and awards between the NEOs and all other executive officers. All of the terms and features described above, including the new clawback provisions, apply to all executive officers and not just the named executive officers.

The Company continued to participate in the horizontal review of incentive compensation practices that the Federal Reserve Board conducted in prior years with respect to the incentive compensation practices at 25 large banking organizations. Capital One has cooperated with the review by responding to requests for data and other information relating to the Company’s incentive compensation policies, processes and programs. The Company has worked with, and will continue to work with, the Federal Reserve and other federal bank regulators so that our incentive compensation programs are structured such that they continue to appropriately balance risk and do not jeopardize the safety and soundness of Capital One.

The Company also continues to annually perform a risk assessment of its compensation policies and practices as discussed under “Risk Assessment of Compensation Policies and Practices” in the “Governance of Capital One” section on page 8.

Objectives of Our Executive Compensation Programs

Capital One’s executive compensation program has four primary objectives.

Strongly link rewards with both business and individual performance while appropriately balancing risk

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the named executive officers have the highest relative portion of their pay directly linked to Company and individual performance, as compared to other associates. Awards made in January 2013 for the 2012 performance year were based on the performance of both the Company and the individual, as well as on the demonstration of specific leadership competencies that are assessed through a comprehensive performance management process. As part of the performance management process, each of the named executive officers was assessed against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role. The Chief Human Resources Officer and the Chief Risk Officer reviewed these assessments, and the Committee considered the assessments in making its determinations regarding individual performance and compensation levels.

Ensure that total compensation rewards performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term. For 2012, almost 90% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, with all of his compensation deferred for a three-year period. For the NEOs in 2012, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the named executive officers with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the performance of the Company’s stock price.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with the marketplace for talent. The Committee and the independent directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group.

Align our executives’ interests with those of our stockholders

The Committee and the independent directors remain committed to designing incentive compensation programs that reward individual and corporate performance and that are aligned with the creation of stockholder value over the long-term. Because the majority of CEO and NEO compensation is delivered through deferred, equity-based vehicles that vest over multiple time horizons, the named executive officers have a significant stake in the success of the Company. In addition, we established specific stock ownership policies that the named executive officers must meet on an annual basis and stock retention provisions applicable to certain equity awards.

Compensation Components

Components of CEO Compensation

In 2012, as in past years, the Committee granted equity awards to the CEO at the beginning of the year that are designed to provide an incentive to focus on longer term performance. The Committee also established the opportunity for the CEO to receive an additional year-end incentive award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions over the past year. All of the CEO’s awards are subject to a three-year deferred vesting or payout.

The table below summarizes the elements of compensation that the Committee approved for the 2012 performance year for the CEO.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of CEO Total Target Compensation	Vesting Schedule
Base Salary	Not applicable	Not applicable	0%	Not applicable
Stock Options	January 2012	Incentive for Future Company Performance	25%	3-year cliff vesting; expire in 10 years; subject to performance-based vesting
Performance Shares	January 2012	Incentive for Future Company Performance	50%	Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Year-End Incentive Opportunity	January 2013	Reward for Contributions to 2012 Company Performance	25%	Delivered as combination of RSUs and deferred cash bonus; payout after 3 years; RSUs subject to performance-based vesting

Components of NEO Compensation

The NEOs traditionally receive a mix of cash and equity-based compensation. As noted above, we do not pay cash bonuses to the NEOs for annual performance. Instead, following the end of the year the Committee may grant a variety of equity-based awards based on the Committee’s evaluation of Company and individual performance during the past year. All of these equity-based awards are subject to deferred vesting over a three-year period.

The table below summarizes the elements of compensation that the Committee approved for the 2012 performance year for the NEOs.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of NEO Total Target Compensation	Vesting Schedule
Base Salary - Cash	January 2012	Overall experience, skills, performance, and knowledge	20%	Paid in cash throughout the performance year
Base Salary - Restricted Stock Units	January 2012	Incentive for Current Year Company Performance	15%	Awarded as restricted stock units which settle in cash on December 15 of the performance year
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Restricted Stock Units	January 2013	Reward for 2012 Company Performance	15%	3-year ratable vesting; settle in cash
Stock Options	January 2013	Reward for 2012 Individual Performance and Incentive for Long-Term Performance	50%	3-year ratable vesting; expire in 10 years; subject to performance-based vesting
Performance Shares				Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Restricted Stock				3-year ratable vesting; subject to performance-based vesting

Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of the CEO with the interests of our stockholders by directly linking his awards with the Company’s performance and his contributions to that performance over appropriate time horizons. The Committee believes that the CEO’s compensation should be at-risk based on his and the Company’s performance. Each year the Committee approves the form, timing and amount of CEO compensation and makes recommendations to the independent directors for final approval. The Committee takes into account the CEO’s historical performance and how to most effectively align the CEO’s interests with the interests of our stockholders over the appropriate time horizons, support safety and soundness and appropriately balance risk. The Committee and the independent directors have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices.

2012 CEO Compensation Decisions

The Committee and the independent directors reviewed the compensation structure utilized since 2009 for Mr. Fairbank and determined that for 2012 the compensation program would continue to consist of equity awards granted at the beginning of the year plus an opportunity for an additional year-end incentive award based on the Company’s actual performance for 2012. In this manner, the CEO’s compensation continues to be completely at-risk based on the Company’s and Mr. Fairbank’s performance. The Committee and independent directors determined that the compensation program structured in this manner remained appropriate for Mr. Fairbank in 2012 given that the compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles.

However, in January 2012, after careful consideration of a number of different factors, the Committee and independent directors determined that changing the mix of the equity vehicles for the CEO compensation plan would further align the interests of the CEO and the interests of our stockholders and enhance the link between his equity awards and the Company’s performance. Therefore, for the 2012 CEO compensation plan, the Committee and the independent directors shifted the mix of equity vehicles so that the performance share award represented 50% of the CEO’s total target compensation for 2012 (vs. 25% for 2011) and the stock option award represented 25% of total target compensation (vs. 50% for 2011). The CEO’s opportunity for an additional award at the beginning of 2013 remained at 25% of total target compensation. The Committee and the independent directors made these decisions after taking into account the perspectives of shareholders and proxy advisory firms on the benefits provided through various forms of equity-based compensation. Furthermore, the Committee and the independent directors believe that this change in mix, together with the imposition of additional performance conditions on these awards, would further strengthen the risk-balancing features of the CEO compensation program in a manner consistent with guidance from the Federal Reserve regarding the role of incentive compensation in balancing risks to a financial institution such as the Company.

In January 2012, when determining the value for each component of the award, the Committee considered the prior performance of the Company and the CEO’s individual contributions to that performance. In particular, the Committee considered the following:

  Mr. Fairbank’s and the Company’s performance during 2011 relative to the financial, operating, safety and soundness and strategic performance factors described below under “Year-End Incentive Opportunity;”
  The economic environment and the Company’s overall performance in 2011 relative to its objectives;
  The Company’s performance in 2011 relative to the peer comparator companies’ performance in 2011;
  The structure and amount of compensation awarded to the chief executive officers of the peer comparator companies;
  The structure and amount of Mr. Fairbank’s compensation awards in prior years, as well as his historical compensation value realized, existing stock holdings and remaining unexercised options;
  The Company’s risk profile and the time horizon over which the deferred, equity-based vehicles will vest;
  Mr. Fairbank’s success in implementing the Company’s strategic objectives and his expected leadership of the Company’s strategic initiatives in 2012;
  The external environment with respect to executive pay; and
  The fact that the ultimate value of Mr. Fairbank’s deferred, equity-based awards will depend on the Company and Mr. Fairbank’s performance over time.

After considering all of these factors together, without giving particular weight to any specific factor, the Committee and the independent directors determined that a total target compensation amount of $17.5 million was appropriate for Mr. Fairbank’s 2012 compensation program.

Performance Share Award

In January 2012, based on the above determination by the Committee and the independent directors, Mr. Fairbank was granted an award of performance shares under which he may receive from 0% to 200% of a target number of 191,257 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2012, through December 31, 2014. The Company’s performance will be assessed on the basis of Adjusted ROA relative to a comparator group consisting of companies in the KBW Bank Sector index, excluding custody banks (the “KBW index”). The Committee believes that the KBW index is an appropriate index against which to assess the Company’s performance because its members are principally lending businesses similar to the Company. The number of shares that will be issued will be reduced if the Company’s Adjusted ROA for one or more fiscal years completed during the performance period is not positive, no matter how well it compares to the peer group. If the Company’s Adjusted ROA is not positive for all three fiscal years in the performance period, Mr. Fairbank will forfeit the entire award of performance shares. See “Additional Performance Conditions and Recovery Provisions – Performance Shares” on page 48 for more information on Adjusted ROA. The award had a grant date value of $8,750,000; however, the number of shares that Mr. Fairbank ultimately receives, if any, will be solely dependent on the Company’s performance over the performance period. The performance share award also is subject to certain clawback provisions as described in more detail under “Clawbacks” on page 49.

After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the table below.

		Relative Metric: Adjusted ROA
		≥ 80th Percentile	50th Percentile	< 20th Percentile
Number of years with positive Adjusted ROA:	Three	200%	100%	0%
	Two	167%	83%	0%
	One	133%	67%	0%
	None	0%	0%	0%

Stock Option Award

In January 2012, Mr. Fairbank also received a grant of 360,009 nonstatutory stock options at an exercise price of $45.75 per share (which was the fair market value of the Company’s common stock on the date of grant). The benefits to Mr. Fairbank of the stock options are deferred, as the options cannot be exercised until three years after the date of grant and will expire ten years after the date of grant. The option grant had a fixed grant date value of $4,375,000; however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in the Company’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the date of grant and the market value of the stock exceeds the exercise price at some point after the three-year vesting period when the options are exercised. The stock option award is also subject to performance-based vesting conditions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 47.

Year-End Incentive Opportunity

A portion of Mr. Fairbank’s 2012 compensation award consisted of an opportunity for a year-end incentive award based on the Company’s actual performance in 2012. The award had a target value of $4,375,000, but the ultimate value of the award was determined based on the Committee’s evaluation of the Company’s performance during 2012 and Mr. Fairbank’s contributions to that performance relative to the financial, operating, safety and soundness and strategic factors shown below (which were evaluated on a qualitative basis without any specific pre-established targets).

Financial Performance	Operating Performance	Safety and Soundness	Strategic Performance
Operating earnings Earnings per share Return on tangible capital	Revenue generation Expense management Operating effectiveness Customer satisfaction	Capital adequacy Risk management and compliance Credit loss management Underwriting quality Balance sheet management
  CEO leadership and performance of executive team
  Capital management
  Progress toward achievement of long-term strategy
  Execution against corporate imperatives
  Recruitment and development of world class talent
  Disciplined investment in infrastructure
  Corporate reputation and community engagement
  Preservation of corporate culture and values

The Committee considered the Company’s performance on both a quantitative and qualitative basis as described under “Introduction” on page 34. In particular, the Committee considered: Capital One’s delivery of strong financial results and total stockholder return in 2012; the closing of two compelling acquisitions and the well-managed integration of each; the Company’s strong capital generation and trajectory towards anticipated Basel II/III minimum requirements years ahead of regulatory deadlines; the Company’s sound credit management across the enterprise and solid financial results in the lines of business; and the exceptional talent management and recruiting by the CEO and his management team. The Committee also considered the impacts of the consent orders and settlement agreements with several federal agencies announced in July 2012 and the required enhancements to the Company’s enterprise-wide compliance risk management programs.

The Committee also discussed Mr. Fairbank’s effective, disciplined leadership in guiding the Company in all of these areas throughout 2012 as well as the progress and results achieved by a wide range of business and staff units as the Company continued to face significant economic, credit, legislative, regulatory and infrastructure challenges while managing two significant integrations. The Committee also took into account peer comparator group CEO compensation levels, although the comparability of such information was limited due to evolving market conditions, the different tenures of each of the peer companies’ CEOs as compared to Mr. Fairbank’s tenure as the CEO of Capital One and the varying degrees of success those CEOs have had in leading their respective companies.

After considering all of the above factors together, in January 2013 the Committee and the independent directors approved awards for Mr. Fairbank totaling $4,375,000. In January 2012 when it established the year-end incentive opportunity, the Committee and the independent directors contemplated awarding the year-end incentive in the form of restricted stock units. However, after reviewing the Company’s performance for 2012 and considering a number of factors, including developments in peer practice for chief executive officer compensation throughout 2012 and into 2013, the Committee and the independent directors determined to award that amount using two vehicles: (i) an award of 38,841 restricted stock units (which had a total grant date value of $2,187,500) and (ii) a deferred cash bonus in the amount of $2,187,500. The award of restricted stock units will vest in full in three years, will settle in cash based on the Company’s average stock price over the twenty trading days preceding the vesting date and is subject to performance-based vesting provisions. The cash bonus is mandatorily deferred for three years into the Company’s Voluntary Non-Qualified Deferred Compensation Plan and will pay out in February 2016. Both the award of restricted stock units and the deferred cash bonus are subject to new clawback provisions. The performance-based vesting provisions applicable to the restricted stock units and the clawback provisions applicable to both awards are described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 47.

In determining to introduce a deferred cash bonus into Mr. Fairbank’s compensation program, the Committee and the independent directors recognized that, by awarding a portion of the CEO’s incentive award for the performance year 2012 in the form of a deferred cash bonus, that portion would be disclosed in the Summary Compensation Table of this proxy statement for performance year 2012, notwithstanding that the award was determined in January 2013. In this manner, the Committee believes that there is better alignment between the performance period considered by the Committee in awarding the deferred cash bonus to Mr. Fairbank for 2012 and the timing of the disclosure of this award in the Summary Compensation Table, resulting in a clearer presentation of compensation tied to 2012 performance. As described in the first footnote to the Summary Compensation Table on page 56, the deferred cash bonus awarded to Mr. Fairbank in January 2013 for the 2012 performance year is included in the Summary Compensation Table for 2012 while the grant of restricted stock units made at the same time is not included there. In addition, the Committee and the independent directors recognized that including a deferred cash bonus for Mr. Fairbank would bring his overall compensation program more in line with peer practice for chief executive officers.

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated. For 2012, the performance share and the restricted stock unit awards described above are included in the “Stock Awards” column, the deferred cash bonus described above is included in the “Deferred Cash” column and the stock option award described above is included in the “Option Awards” column.

Performance Year	Cash Salary	Deferred Cash	Stock Awards	Option Awards	Total
2012	$0	$2,187,500	$10,937,533	$4,375,009	$17,500,042
2011	$0	$0	$11,200,090	$8,003,906	$19,203,996
2010	$0	$0	$9,750,059	$6,500,009	$16,250,068

The table above is presented to show how the Committee views compensation actions and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table on page 56 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the table above:

  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock unit award granted to the CEO in January 2013 for the 2012 performance year, for example, is shown in the table above as 2012 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

As part of the CEO compensation program, the Committee and the independent directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. These include:

  Executive term life insurance with a benefit level of $5 million;
  The ability to participate in a comprehensive voluntary annual health screening;
  Office supplies and other maintenance for Mr. Fairbank’s home office;
  The use of a driver who also provides for Mr. Fairbank’s personal security; and
  The monitoring and maintenance of an electronic home security system.

Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 55. There are no other perquisites provided to Mr. Fairbank by the Company that constitute additional compensation.

2013 CEO Compensation Decisions

The Committee and the independent directors reviewed the compensation structure utilized in 2012 for Mr. Fairbank and determined that it remained appropriate for Mr. Fairbank in 2013, consisting of equity awards granted at the beginning of the year plus an opportunity for an additional year-end incentive award based on the Company’s actual performance for 2013. In this manner, the CEO’s compensation will continue to be completely at-risk based on the Company’s and Mr. Fairbank’s performance. The Committee and the independent directors continue to believe that the compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles. The Committee and the independent directors determined that for Mr. Fairbank’s 2013 compensation program a total target compensation amount of $17.5 million was appropriate.

Based on this framework, in January 2013 the Committee and the independent directors granted to Mr. Fairbank a performance share award under which he may receive from 0% to 150% of a target number of 155,363 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2013, through December 31, 2015. Mr. Fairbank also received a grant of 325,985 nonstatutory stock options at an exercise price of $56.32 per share (which was the fair market value of the Company’s common stock on the grant date). The Committee also determined that Mr. Fairbank will have an opportunity to receive an award in late 2013 or early 2014. Any such award will consist of deferred cash, an equity-based award or both and will pay out or vest after a three-year deferral period. The Committee and the independent directors will have absolute discretion to determine whether to make the award, the form of the award and the value of the award relative to the target amount of $4,375,000, and will base these determinations on the Committee’s evaluation of the Company’s performance in 2013 relative to the same financial, operating, safety and soundness and strategic factors described above under “2012 CEO Compensation Decisions – Year-End Incentive Opportunity.” The maximum value of the award, if granted, will not exceed two times the target value. The Company expects that any such award will be subject to a clawback provision similar to the clawback provision applicable to the 2013 stock option award and described below.

The terms of the performance share and stock option awards granted to Mr. Fairbank in January 2013 are substantially similar to the terms described above under “2012 CEO Compensation Decisions” except for the following:

  The Committee maintained the performance-based vesting provisions applicable to the 2012 award of stock options granted to the CEO but raised the return on assets threshold, which means that the Company must achieve a better return on assets in each year of the three-year vesting period to prevent the awards from being reduced at the time of vesting (see “Additional Performance Conditions and Recovery Provisions – Performance-Based Vesting” on page 47 for more details);
  Each of the performance share and stock option awards is subject to new clawback provisions that allow the Committee to seek recovery of all unvested portions of the awards in the event there has been a violation of law or Company policy and the CEO committed the misconduct or failed in his responsibility to manage or monitor the applicable conduct or risks (see “Additional Performance Conditions and Recovery Provisions – Clawbacks” on page 49 for more details); and
  The maximum number of shares of the Company’s common stock that may be received under the performance share award is 150% of the target number of shares, reduced from 200% for prior performance share awards, as shown in the chart below:
		Relative Metric: Adjusted ROA
		≥ 75th Percentile	50th Percentile	< 20th Percentile
Number of years with positive Adjusted ROA:	Three	150%	100%	0%
	Two	125%	83%	0%
	One	100%	67%	0%
	None	0%	0%	0%

NEO Compensation

Goals and Principles

As with the CEO, the Committee seeks to align the interests of the NEOs with the interests of our stockholders by directly linking compensation to performance over the appropriate time horizons while supporting safety and soundness and appropriately balancing risk. The Committee annually reviews and approves the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs, and makes recommendations to the independent directors for final approval. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities and contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In determining 2012 NEO compensation, the Committee also considered the specific factors discussed below. Final decisions regarding NEO compensation are made by the independent directors.

2012 NEO Compensation Decisions

The 2012 NEO compensation program approved by the Committee and the independent directors was designed to be consistent with the Company’s pay-for-performance philosophy and is consistent with the 2011 compensation program. Base salary remains a smaller portion of total target compensation than equity based vehicles, and cash bonuses are not included in the 2012 NEO compensation program. The Committee believes that this pay mix serves to balance stockholder interests while effectively rewarding and motivating key talent.

Based on the above framework, the Committee and the independent directors then determined the 2012 total target compensation for each NEO by considering the following factors:

  Each NEO’s performance relative to the Company’s strategic objectives;
  Capital One’s historical performance;
  The role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results);
  Appropriate internal pay differentials and the desire to foster teamwork and collaboration;
  Historical pay levels and compensation realized;
  Available role-specific market compensation data from peer comparator companies;
  Available information on the structure of compensation packages for senior executives at peer comparator companies;
  Market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles); and
  The overall structure of the compensation program.

Base Salaries

For the 2012 performance year, the Committee chose to defer a significant portion of each NEO’s base salary until the end of the year. Rather than award each NEO a base salary entirely in cash, the 2012 base salary for NEOs was delivered in a mix of cash (approximately 20% of total target compensation) and restricted stock units that settled in cash on December 15, 2012 (approximately 15% of total target compensation). In this way, the 2012 compensation program further deferred cash compensation for each NEO and placed it at risk to the performance of the Company’s stock price for the entire performance year.

In January 2012, the Committee and the independent directors approved 2012 base salaries for the NEOs, including the portion of base salary delivered as restricted stock units, ranging from $1,625,750 to $2,336,250. Individual details for each NEO are provided in the table below showing compensation by performance year.

Year-End Incentive Awards

In addition to base salary, in January 2013 the Committee determined to award each NEO various equity-based incentive awards as a reward for Company and individual performance in 2012.

Restricted Stock Unit Awards

In January 2013, the Committee and the independent directors approved awards of restricted stock units for the NEOs ranging from $766,425 to $1,101,375, representing a payout at 110% of the target award values established by the Committee in January 2012. Individual details for each NEO are provided in the table below showing compensation by performance year. The Committee and the independent directors determined that these awards were appropriate in light of the Company’s performance as described under “Introduction” on page 34 and the other Company performance factors described above under “Year-End Incentive Opportunity.”

Equity Incentive Awards

In January 2013, the Committee and the independent directors awarded various equity incentive awards to the NEOs for the 2012 performance year. At Capital One, equity incentive awards are linked to performance in two ways:

  The size of the award is based on each NEO’s individual performance rating for the year just completed; and
  The ultimate value of the award is dependent on Capital One’s performance over time.

Equity incentive awards are designed to emphasize elements that are of particular importance to Capital One given the Company’s unique goals and continually evolving business strategies and objectives. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s strategic accomplishments as described under “Introduction” on page 34 as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs. The CEO also assessed each NEO’s performance against one or more specific objectives designed to evaluate the degree to which the NEO balanced risks inherent in his or her role. These assessments included the use of both quantitative and qualitative risk measures and were reviewed by the Chief Human Resources Officer and the Chief Risk Officer.

The equity incentive awards consisted of stock option, restricted stock and performance share awards. The terms of the stock option and performance share awards are substantially similar to the terms of the CEO’s stock option and performance share awards described above under “2013 CEO Compensation Decisions,” except that the NEO stock options vest ratably in one-third increments starting on the first anniversary of the grant date. Shares of restricted stock cannot be sold or transferred until the first anniversary of the grant date and continue to vest in one-third increments until the third anniversary. Like the stock option awards, the restricted stock awards are subject to performance-based vesting and clawback provisions as discussed below under “Additional Performance Conditions and Recovery Provisions – Performance-Based Vesting” on page 47.

Mr. Perlin, the Company’s Chief Financial Officer, was awarded 55,263 nonstatutory stock options, 29,630 shares of restricted stock and a target amount of 17,778 performance shares with a total grant date value for all three awards of $3,337,500. This amount was at the target award value established by the Committee in January 2012. The Committee determined to grant these awards based in part upon Mr. Perlin’s management of the Company’s balance sheet throughout 2012. The Committee specifically considered the Company’s capital ratios and funding levels throughout 2012 and his timely and smooth integration of finance functions in connection with the acquisitions of ING Direct and the U.S. credit card business of HSBC.

Mr. Schneider, President, Card, was awarded 35,269 nonstatutory stock options, 18,910 shares of restricted stock and a target amount of 11,346 performance shares with a total grant date value for all three awards of $2,130,000. This amount was below the target award value established by the Committee in January 2012. The Committee noted the strong performance of the Credit Card business in 2012, including strong credit performance and the well-managed progress on the integration of the U.S. credit card business of HSBC. However, the Committee determined that an award below the target value was appropriate in light of the Card compliance issues identified in the regulatory consent orders announced in July 2012.

Mr. Finneran, General Counsel and Corporate Secretary, was awarded 34,611 nonstatutory stock options, 20,619 shares of restricted stock and a target amount of 12,372 performance shares with a total grant date value for all three awards of $2,322,500. This amount was at the target award value established by the Committee in January 2012. The Committee determined to grant these awards based in part upon Mr. Finneran’s management of the Company’s relations with its bank regulators, including in connection with the approvals for the acquisitions of ING Direct and the U.S. credit card business of HSBC.

Mr. Schnall, the Company’s Chief Risk Officer, was awarded 33,462 nonstatutory stock options, 17,942 shares of restricted stock and a target amount of 10,765 performance shares with a total grant date value for all three awards of $2,020,875. This amount was below the target award value established by the Committee in January 2012. Mr. Schnall made significant contributions to the Company’s strong credit risk management performance in 2012 as well as to the integration of credit and other risk management functions in connection with the acquisitions of ING Direct and the U.S. credit card business of HSBC. However, the Committee determined that an award below the target value was appropriate in light of the compliance risk management issues identified in the regulatory consent orders announced in July 2012.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

Name	Performance Year	Cash Salary	Cash Bonus	Stock Awards (1)	Option Awards	Total
	2012	$1,335,000	$0	$4,772,697	$741,679	$6,849,376
Gary L. Perlin	2011	$1,000,000	$0	$6,068,619	$741,667	$7,810,286
	2010	$1,000,000	$0	$5,107,496	$1,224,598	$7,332,094

	2012	$1,065,000	$0	$3,381,461	$473,342	$4,919,803
Ryan M. Schneider	2011	$968,000	$0	$4,292,424	$591,559	$5,851,984
	2010	$1,000,000	$0	$3,364,889	$956,247	$5,321,136

John G. Finneran	2012	$929,000	$0	$3,321,285	$464,511	$4,714,796

	2012	$951,000	$0	$3,114,660	$449,090	$4,514,750
Peter A. Schnall	2011	$923,000	$0	$3,949,411	$512,787	$5,385,198
	2010	$1,000,000	$0	$3,222,506	$846,641	$5,069,147

(1)	For 2012, includes restricted stock unit portion of base salary granted in January 2012 and restricted stock unit, restricted stock and performance share awards granted in January 2013.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table on page 56 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the above table:

  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock unit, stock option, restricted stock and performance share awards granted in January 2013 for the 2012 performance year, for example, are shown in the above table as 2012 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2012, these included the following:

  The ability to participate in a comprehensive voluntary annual health screening;
  Executive term life insurance with a benefit level of approximately $5 million;
  An automobile lease; and
  The monitoring and maintenance of an electronic home security system.

In addition, Mr. Perlin occasionally has been provided limited personal use of the corporate aircraft.

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 55.

2013 NEO Compensation Decisions

For 2013, the Committee and the independent directors approved an NEO compensation program that is substantially similar to the 2012 program. The plan consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking.

Additional Performance Conditions and Recovery Provisions

The equity awards granted to our named executive officers include performance-based vesting and recovery provisions designed to further enhance alignment between pay and performance and balance the risks that our incentive compensation programs might otherwise encourage in the following ways:

  Each award of restricted stock (restricted stock units for the CEO) and each stock option award granted since January 2012 includes performance-based vesting provisions tied to core earnings and return on assets that will reduce the total value delivered to the executive at vesting if the Company does not meet certain performance thresholds during the three-year vesting period. These performance-based vesting provisions were strengthened for our January 2013 awards by raising the return on assets threshold.
  Each performance share award granted since January 2012 has terms providing that the total value delivered to the executive at vesting will be reduced if for any of the years in the three-year performance period the Company does not achieve positive Adjusted ROA, regardless of how well the Company compares to its peers in the KBW index over the performance period.
  Each of the incentive awards granted in January 2013 is subject to new clawback provisions that allow the Committee to seek recovery of all unvested portions of the awards in the event there has been a violation of law or Company policy and the named executive officer committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.
  Since January 2011, performance share awards have included clawback provisions that allow the Company to recover shares under the award following a financial restatement.

These terms and conditions, including the new clawback provisions, apply to every incentive award granted to all executive officers and not just to the named executive officers.

Performance-Based Vesting

The ultimate value that our named executive officers receive from equity-based incentive awards is tied to our stock price performance over the vesting period. The Committee nevertheless determined that these awards should be subject to additional performance conditions so that the value received by the executives is also conditioned upon the Company continuing to meet certain operating performance thresholds. In setting these threshold operating performance conditions, the Company took into account discussions with federal bank regulators. These performance conditions do not present any upside potential for the named executive officers’ compensation but instead create an additional at-risk element to the compensation that has been awarded to them, since the entire value of each award could be forfeited over its three-year vesting period unless the Company achieves the minimum thresholds.

The performance-based vesting provisions applicable to awards of stock options and restricted stock (restricted stock units for the CEO) granted in January 2013 condition the vesting of those awards upon the Company meeting the following performance thresholds for each and every fiscal year ending in the three-year vesting period:

  Positive Core Earnings; and
  Base ROA better than or equal to negative one percent (-1%).

For any year Core Earnings are not positive, the named executive officer will forfeit 50% of one-year’s worth of vesting (i.e., one-sixth of the total award). For any year in which Base ROA is not better than or equal to negative one percent, the executive will forfeit one full year’s worth of vesting (i.e., one-third of the total award), regardless of whether the Company’s Core Earnings for that fiscal year are positive. The Base ROA threshold for awards granted in January 2012 was negative two percent (-2%). The Committee determined to raise the Base ROA threshold for awards in January 2013 to strengthen the risk-balancing features of this vesting condition.

These performance conditions were selected to reflect two standards for assessing the earnings performance of our business. Core Earnings focuses on whether profits are being generated by our basic business, as opposed to other factors that may not reflect business fundamentals. Base ROA excludes only the effect of impairments in goodwill or other intangible assets in assessing how effectively we are utilizing our assets to generate income. Imposing these additional performance conditions is designed to further reflect our approach of balancing risk and performance over the long-term. Any forfeitures will be cumulative over the three-year vesting period. In this manner, regardless of our executives’ past performance and of our stock price performance, both the stock option and restricted stock unit awards granted to the CEO in January 2013, and all of the stock option and restricted stock awards granted to the NEOs in January 2013, are at risk of complete forfeiture over the three-year vesting period.

The terms of the applicable award agreements define “Core Earnings” to mean the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets, (ii) the credit portion of other than temporary impairment of the securities portfolio, (iii) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (iv) the change in the combined uncollectible finance charge and fee reserve. The Committee believes that Core Earnings is an appropriate performance metric to employ for these performance-based vesting provisions because the metric captures major operational costs and risks to the Company’s business, including charge-offs, operating expenses, market and competitive risks and costs to maintain adequate levels of capital and liquidity. Because the metric is based on net income available to common stockholders, it also includes the impact of discontinued operations.

“Base ROA” is defined as the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of any impairment of intangible assets, to (ii) the Company’s average total assets for the period. The Committee believes that measuring profitability in this way assesses the operational and strategic choices of our named executive officers. Base ROA includes the impact of intangible asset amortization and therefore reflects the impact of items such as purchase accounting amortization related to acquisitions. Base ROA also includes the impact of more judgmental components such as the allowance for loan and lease losses, the finance charge and fee reserve and other than temporary impairment of the credit portfolio.

With these performance-based vesting provisions, the Committee has set a minimum expectation that the Company’s Core Earnings for each fiscal year ending in the three-year vesting period will be positive and the Company’s Base ROA will be no worse than negative one percent. Failure to meet either of these thresholds for a fiscal year during the vesting period will result in the forfeiture of some or all of the equity awards vesting for that fiscal year.

Performance Shares

As described above, the performance share awards granted to the named executive officers in January 2013 employ Adjusted ROA as the performance metric. This metric is intended to reflect our earnings capacity by focusing on a component of our net income relative to our tangible assets. “Adjusted ROA” means the ratio, expressed as a percentage, of (a) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets and (ii) the credit portion of other than temporary impairment of the securities portfolio, to (b) the Company’s average tangible assets for the period.

Each of the performance share awards granted in January 2013 is subject to reduction in the event that the Company’s Adjusted ROA for any fiscal year in the three-year performance period is not positive. These reductions will occur regardless of how well the Company’s Adjusted ROA compares to its peers in the KBW index. If the Company does not achieve positive Adjusted ROA for one year in the performance period, the total number of shares issued on the vesting date will be reduced by one-sixth. If the Company does not achieve positive Adjusted ROA for two years in the performance period, the total number of shares issued on the vesting date will be reduced by one-third. If the Company does not achieve positive Adjusted ROA for any of the three years in the performance period, the named executive officers will forfeit the entire award. In this manner, even if we outperform compared to peers in the KBW index, the performance share awards are subject to forfeiture if we do not achieve a threshold level of performance on an absolute basis.

Clawbacks

Beginning with awards granted in January 2013, every incentive award granted to our executive officers, including our named executive officers, includes a new clawback provision designed to provide the Committee the opportunity to recover compensation previously awarded in the event the clawback is triggered. Under the new clawback provisions, the Committee will determine the amount of compensation to recover in the event that the Committee determines (i) there has been misconduct resulting in either a violation of law or of Company policy that in either case causes significant financial or reputational harm to the Company and (ii) either the executive committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks. The portions of all applicable incentive awards that are unvested at the time the Committee makes a determination to exercise the clawback provisions will be subject to recovery and at risk of complete forfeiture.

In the event the Committee exercises the clawback provisions in the future, the Company intends to disclose the aggregate amount that the Committee has determined to recover, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC. This disclosure would appear in the proxy following any such determination by the Committee and would provide the aggregate amount of recovery for each event if there is more than one applicable event.

In addition, all performance share awards to our executive officers beginning in January 2011 include a clawback that is triggered in the event of a financial restatement by the Company within three years of the vesting of the award if the executive would have been entitled to fewer shares on the vesting date as a result of the restatement. This restatement clawback is designed to recoup the shares awarded to the executive or, in the event the executive has sold or otherwise transferred the shares, the net proceeds from that sale or transfer.

Certain other equity awards granted in 2011 and 2012, including the stock option and performance share awards to the CEO described above under “2012 CEO Compensation Decisions,” include a clawback that is triggered if the executive commits misconduct. In the event this clawback is triggered, all shares and options that vested within the year prior to the misconduct are subject to recovery.

Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the named executive officers. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends and other relevant points of information to inform its business judgment.

Use of Outside Consultants for CEO Compensation

The Committee engages F.W. Cook to assist in the design of the CEO compensation program. F.W. Cook assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer comparator companies, discussing relevant market trends and context and developing recommendations on possible plan designs. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Governance of Capital One” section on page 13 for additional information about F.W. Cook.

Use of Outside Consultants for NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations to the Committee for the NEOs. The Human Resources department typically uses multiple surveys as sources of market compensation data. F.W. Cook also provides additional market reference points that the Committee and the independent directors use when evaluating NEO compensation. Other outside consultants provide information to the Human Resources department regarding market practices and trends and research reports and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the outside consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations for the NEOs to the Committee and the independent directors.

Neither the CEO nor the Human Resources department has a contractual arrangement with any compensation consultant to determine or recommend compensation programs for the NEOs. A consultant from F.W. Cook is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an outsider’s perspective regarding CEO and NEO compensation practices. F.W. Cook has no other engagement with, and performs no other services for, Capital One besides the services described above.

Market Data

The Committee reviews pertinent data from a group of peer comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

F.W. Cook plays a lead role in evaluating the peer comparator group on an annual basis. Each year, a consultant from F.W. Cook presents a comprehensive report to the Committee that highlights size, scope and performance information from the peer comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following financial metrics:

  Revenue;
  Assets;
  Market capitalization;
  Net income;
  U.S. deposits;
  Loans held for investment;
  Diluted earnings per share growth;
  Return on tangible equity;
  Adjusted ROA;
  Tier 1 common capital ratio;
  Charge-off rate; and
  Total stockholder return.

After reviewing this information, the Committee recommends a final peer comparator group to the independent directors for approval. The peer comparator group is adjusted each year, as appropriate, so that the size, scope, performance and business focus of the peer comparator companies reflect Capital One’s competitive environment. After the peer comparator group was significantly adjusted in 2009 due to considerable consolidation within the previous peer comparator group caused by the recent turmoil in the financial sector, it has been used for benchmarking and analysis when the Committee approved the 2010, 2011 and 2012 compensation programs and target award values. The Committee determined to maintain the same peer comparator group for purposes of designing the 2013 compensation programs, and approved the following peer comparator group in July 2012:

American Express	Fifth Third Bancorp	Regions Financial

Bank of America Corporation	J.P. Morgan Chase	SunTrust Banks

BB&T Corporation	KeyCorp	U.S. Bancorp

Citigroup	PNC Financial Services	Wells Fargo & Company

Typically, compensation data from the peer comparator group is used to inform the Committee’s determination of the total compensation target values for the named executive officers. As of December 31, 2012, the Company ranked fifth and third among the peer comparator group in one-year and three-year total stockholder return, respectively, and fifth in return on tangible equity. Capital One was positioned at or near the median of the peer comparator group in terms of total assets, revenues and net income.

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also considers information contained on total compensation tally sheets for the CEO and each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining CEO and NEO compensation. They help the Committee to understand the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated equity value. The tally sheets also help the Committee to assess the potential downstream consequences of its decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, retirement or other termination scenarios.

Consideration of 2012 Say on Pay Vote

At our 2012 Annual Meeting of Stockholders, our stockholders supported our executive compensation program by approving our non-binding advisory vote on executive compensation (“2012 Say on Pay”) with over 86% of the votes cast. Since this vote, the Committee has continued to review our executive compensation program, policies and practices in light of our business results and our stockholder support. As described above, the Committee and the independent directors approved certain changes to the 2013 compensation programs for the named executive officers, based in part on the consideration of perspectives from shareholders and proxy advisory firms that the Committee assessed following our 2012 Say on Pay vote, with the expectation that these changes would further advance the objectives of our executive compensation program that shareholders supported through the 2012 Say on Pay vote. The Committee continues to believe that our executive compensation programs support the objectives outlined above.

Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for the CEO or the NEOs. We offer a voluntary, non-qualified deferred compensation plan that restores participating NEOs to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Mr. Perlin, Mr. Schnall, Mr. Schneider and Mr. Finneran each participated in Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) in 2012. Details of the Plan can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” on page 66.

Employment Agreements

Capital One typically does not enter into employment agreements with the named executive officers in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering then current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past.

Change of Control Agreements

Each named executive officer is a party to an agreement providing certain benefits if their employment terminates in connection with a change of control. The Committee determined that such agreements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisition activity among these institutions.

The change of control agreements define compensation and benefits payable to named executive officers in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these agreements allow the named executive officers to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing each named executive officer with an incentive to remain in his leadership roles up to and beyond the transaction date. The named executive officers are only entitled to benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. This is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a competitive level of benefit.

Projections of potential payouts to the named executive officers under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. Although the potential change of control payouts do not necessarily impact annual decisions on CEO and NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders.

Our change of control agreements for certain officers, including the named executive officers, currently provide for excise tax “gross-up” payments in certain circumstances. On March 1, 2011, Capital One delivered notice to all such officers that their current change of control agreements would not be renewed. The Committee and the independent directors also approved a new form of change of control agreement to be used after March 1, 2011 for new hires, promotions and renewals which does not provide for an excise tax gross-up. Accordingly, all change of control agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than the change of control agreement as described above. If an NEO separates from Capital One, he or she is entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s current target total compensation plus health, dental and vision benefits through COBRA and outplacement services. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or employees. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product. For additional information, including details on Mr. Schnall’s Special Retention, Separation and Non-Compete Agreement and Release, please see “Restrictive Covenants” in the “Named Executive Officer Compensation” section on page 68. Each of the NEOs also has a change of control agreement as described above. Upon retiring from the Company, all employees are entitled to receive certain retiree medical benefits.

Other Aspects of Executive Compensation

Stock Ownership Requirements

Consistent with their responsibilities to our stockholders, the executive officers are required to maintain a significant financial stake in the Company. To this end, the CEO and the NEOs must own shares of Capital One stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary Multiple
CEO	5X
Other NEOs and	3X
Executive Officers

Given that the CEO’s compensation program does not include a base salary, his ownership requirement is based on a notional salary established by the Committee and the independent directors, which is currently $1,000,000.

Ownership requirements may be fulfilled using the following shares:

  Shares owned without restriction;
  Unvested restricted stock;
  Shares acquired through the Associate Stock Purchase Plan; and
  Shares owned through Capital One’s 401(k) Plan.

The Committee annually reviews the guidelines and monitors the named executive officers’ compliance with them. New executive officers are given two years from the date of promotion to or appointment as an executive officer to comply with these requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The named executive officers are currently in compliance with this requirement.

In addition, beginning in January 2011, the Company implemented stock retention requirements for certain equity awards made to the named executive officers. For equity awards granted in January 2013, throughout each executive’s term of employment with Capital One, and for all shares that are acquired during the one-year period following termination of employment, each executive must hold 50% of the after-tax net shares acquired under performance share and restricted stock awards for one year. These stock ownership and retention requirements apply to all of our executive officers.

All of Capital One’s executive officers are prohibited from engaging in short sales, hedging transactions or speculative trading in derivative securities of Capital One stock and from using their Capital One stock as collateral for margin loans.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards are approved by the Committee and the independent directors at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock, stock options or other equity awards outside of the annual incentive cycle, usually in connection with hiring a new executive. For a newly hired executive, the date of grant is the later of the date of Committee approval or the executive’s start date. The Committee has delegated authority to the CEO to award restricted stock (but not options or other equity awards) to associates who are not executive officers, subject to a maximum amount of $1 million for any employee in any one year. These awards are designed to be used for new hires and for special programs designed by management to incentivize and reward current employees of the Company. The Committee reviews all grants made by the CEO at least twice a year.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, “Fair Market Value” is equal to the closing price of the Company’s common stock on the date of grant.

The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of approval.

Tax, Accounting and Regulatory Considerations

The Committee carefully considers the tax and regulatory impacts of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation philosophy.

With respect to the named executive officers (other than the Chief Financial Officer), Section 162(m) of the Internal Revenue Code limits the federal tax deduction for compensation paid to the executive to $1 million. Amounts in excess of $1 million are also eligible for the deduction if the compensation qualifies as “performance-based.” The Company’s 2004 Stock Incentive Plan provides for the establishment of specific performance thresholds to be tied to equity-based awards in order to qualify these incentive awards as “performance-based.” Historically, the Committee would establish annual performance thresholds to provide for deductibility over the $1 million limit for incentive compensation paid to the named executive officers.

The award of stock options and performance shares to the CEO and NEOs in 2012 were deductible as “performance-based” compensation. The vesting of restricted stock units granted to the CEO and restricted stock awards granted to the NEOs in January 2012 is based on the achievement of the performance-based vesting conditions described in detail under “Additional Performance Conditions and Recovery Provisions – Performance-Based Vesting” beginning on page 47 and were therefore deductible as “performance-based” compensation.

In January 2012, the Committee and the independent directors established a performance threshold that the Company had to meet in order for the restricted stock units to be awarded to the NEOs in January 2013 to be deductible. Under the threshold, the NEOs would receive their restricted stock unit awards as long as the Company had to achieve positive earnings per share (“EPS”) on continuing operations, less extraordinary items, for the 2012 fiscal year. A performance threshold was not established for the award of a deferred cash bonus to the CEO in January 2013 for the 2012 performance year, and that component of the CEO’s compensation program for 2012 is subject to the deduction limitation in Section 162(m).

The 2004 Stock Incentive Plan allows for certain extraordinary items to be excluded from the EPS calculation, including, among other things, asset write-downs, reorganization and restructuring programs, mergers, acquisitions or divestitures, and the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results. The Company’s EPS on continuing operations for 2012 was positive and the performance-based vesting conditions were achieved. Therefore, the awards were made in January 2013 and are expected to be deductible as “performance-based” compensation.

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION

The Summary Compensation Table below provides information concerning compensation for the fiscal years ended December 31, 2012, 2011 and 2010 for the named executive officers.

As discussed under “Chief Executive Officer Compensation” in the “Compensation Discussion and Analysis” section on page 38, almost 90% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, with all of his compensation deferred for a three-year period. Amounts shown in the table below for the CEO for 2012 represent stock options and performance shares granted in January 2012 and a deferred cash bonus awarded in January 2013 for 2012 performance. The CEO also was granted restricted stock units in January 2013 for the 2012 performance year, which are not shown in the table below. Amounts shown in the “Stock Awards” column for 2012 also include restricted stock units granted to the CEO in January 2012 for the 2011 performance year.

As discussed under “NEO Compensation” on page 43, under the NEOs’ 2012 compensation program, base salary comprised approximately 35% of NEO total target compensation. Each NEO received a portion of his or her 2012 base salary in cash that was paid throughout the year and a portion in restricted stock units that were granted in January 2012 and settled in cash in December 2012. These restricted stock units are included in the table below in the “Stock Awards” column for 2012. For the NEOs, amounts shown for 2012 in the table below also include stock options, performance shares, shares of restricted stock, and restricted stock units that were granted in January 2012 for the 2011 performance year. The NEOs also were granted equity awards in January 2013 for the 2012 performance year, which are not shown in the table below. The NEOs were not eligible for cash bonuses for 2012.

Amounts paid to the CEO and the NEOs in 2012 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation.” The details of these program amounts are provided in the footnotes.

Please see the footnotes to the table below for an additional explanation regarding compensation attributable to each performance year. Further information on the timing of awards under the 2012 compensation programs for the CEO and the NEO can be found under “Compensation Components” in the “Compensation Discussion and Analysis” section on page 37.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

Richard D. Fairbank (1) Chairman, CEO and President	2012	$0	$2,187,500	$15,950,051	$4,375,009	$3,550	$89,264	$22,605,374
	2011	$0	$0	$10,500,079	$8,003,906	$4,608	$159,465	$18,668,058
	2010	$0	$0	$8,250,029	$6,500,009	$9,013	$100,637	$14,859,688

Gary L. Perlin (2) Chief Financial Officer	2012	$1,267,452	$0	$5,473,622	$741,667	--	$240,571	$7,723,312
	2011	$1,000,000	$0	$5,435,749	$1,224,598	--	$288,392	$7,948,739
	2010	$1,000,000	$0	$2,628,749	$0	--	$292,402	$3,921,151

Ryan M. Schneider (2) President, Card	2012	$1,032,394	$0	$4,235,215	$591,559	--	$204,151	$6,063,319
	2011	$953,333	$0	$3,680,867	$956,247	--	$203,526	$5,793,973
	2010	$1,000,000	$0	$1,750,745	$0	--	$200,352	$2,951,097

John G. Finneran, Jr. (2) General Counsel and Corporate Secretary	2012	$907,760	$0	$3,989,126	$518,657	$1,113	$198,199	$5,614,855

Peter A. Schnall (2) Chief Risk Officer	2012	$929,211	$0	$3,805,439	$512,787	--	$204,759	$5,452,196
	2011	$918,500	$0	$3,511,742	$846,641	--	$204,448	$5,481,331
	2010	$1,000,000	$0	$1,775,197	$0	--	$201,415	$2,976,612

(1)	Mr. Fairbank’s compensation for 2012 consisted of stock options, performance shares, restricted stock units and a deferred cash bonus, in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2012 in January 2012 (stock options and performance shares), which is reflected in the table above for 2012. Mr. Fairbank received the rest of his compensation for 2012 in January 2013 (restricted stock units and a deferred cash bonus). The deferred cash bonus awarded to Mr. Fairbank in January 2013 is included in the table above, while the restricted stock units are not. His compensation for 2011 included restricted stock units granted in January 2012, which are included in the table above for 2012. See “CEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 41 for more information on how the Compensation Committee views compensation actions and to which year the compensation awards relate.

(2)	NEO compensation for 2012 consisted of cash base salary, shares of restricted stock, stock options, performance shares and two grants of restricted stock units (one representing a portion of base salary), in addition to certain perquisites. The restricted stock units attributable to base salary are included in the table above for 2012, however the other equity-based awards for 2012 performance were granted in January 2013 and are not included in the table above. The shares of restricted stock, stock options, performance shares and restricted stock units granted to each NEO for 2011 performance in January 2012 are included in the table above for 2012. See “NEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 46 for more information on how the Compensation Committee views compensation actions and to which year the compensation awards relate.

(3)	The amounts shown in this column represent the cash portion of base salary for NEOs. The remaining portion of base salary for 2012 was delivered in restricted stock units as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 44.

(4)	The amount shown in this column reflects Mr. Fairbank’s deferred cash bonus for 2012 performance awarded in January 2013 as described under “Year-End Incentive Opportunity” in the “Compensation Discussion and Analysis” section on page 40.

(5)	The amounts shown in this column for 2012 represent the grant date fair value of stock awards (including shares of restricted stock, performance shares and restricted stock units) granted to the named executive officers in 2012, calculated in accordance with FASB ASC Topic 718. The CEO received performance shares and restricted stock units in 2012, while the NEOs received performance shares, shares of restricted stock, and two grants of restricted stock units (one representing a portion of base salary) in 2012. The grant date fair value of performance shares included in this column assumes a payout at the target performance level. For additional information, including performance share awards at target and maximum performance on a per executive basis, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(6)	The amounts shown in this column for 2012 represent the grant date fair value of stock options granted to the named executive officers in 2012, calculated in accordance with FASB ASC Topic 718. For information on the valuation assumptions of these awards, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(7)	The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Messrs. Fairbank and Finneran under the Cash Balance Pension Plan and the Excess Cash Balance Plan. The interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate.

(8)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Auto (a)	Travel and Aircraft	Health Screening	Driver and Security	Company Contributions to Defined Contribution Plans (b)	Insurance (c)	Legal Fees (d)
Richard D. Fairbank	$0	$0	$1,906	$70,888 (e)	$0	$16,470	$0

Gary L. Perlin	$12,357	$244	$0	$0	$211,500	$16,470	$0

Ryan M. Schneider	$21,553	$0	$3,621	$3,640 (f)	$171,137	$4,200	$0

John G. Finneran, Jr.	$16,343	$0	$1,606	$13,180 (f)	$150,600	$16,470	$0

Peter A. Schnall	$19,859	$0	$0	$0	$153,900	$6,000	$25,000

(a)	The value attributable to personal use of a Company-provided automobile. The percent of personal use of the automobile is tracked throughout the year and then applied to the full expense amount.

(b)	Represents Company contributions under qualified and non-qualified deferred compensation programs and other supplemental executive retirement benefits.

(c)	Represents life insurance premiums paid on behalf of the executives.

(d)	Represents legal fees that the Company paid or reimbursed for Mr. Schnall in connection with the drafting and negotiation of a new Special Retention, Separation, and Non-Compete Agreement and Release between Mr. Schnall and the Company.

(e)	Includes cost attributable to personal use of a driver who also provides for Mr. Fairbank’s personal security ($67,528) and aggregate cost to the Company for home security services ($3,360) for Mr. Fairbank. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(f)	Includes aggregate cost to the Company for home security services.

2012 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on equity incentive plan awards granted in 2012, including stock options, performance shares, shares of restricted stock and restricted stock units.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s equity-based incentive awards to the named executive officers.

For the CEO in 2012, the awards are comprised of stock options and performance shares granted in January 2012 and restricted stock units granted in January 2012 for 2011 performance.

  The stock options become exercisable three years after the date of grant, and expire in ten years.
  The performance shares will be issued based on the Company’s Adjusted ROA over the three-year period from January 1, 2012 through December 31, 2014, relative to the KBW Bank Sector index, excluding custody banks. The total value delivered at vesting will be reduced if for any of the years in the three-year performance period the Company does not achieve positive Adjusted ROA, regardless of how well the Company compares to its peers in the KBW Bank Sector index over the performance period. See “2012 CEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 38 for more details on the performance share awards. Dividends accrued on the performance shares will be paid out as additional shares on the date the performance share award results are certified by the Compensation Committee.
  The restricted stock units vest in full on February 10, 2015, and settle in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date. Dividend equivalents are accrued on restricted stock units at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results.

For the NEOs in 2012, the awards are comprised of stock options, performance shares, shares of restricted stock, and restricted stock units granted in January 2012 for the 2011 performance year and restricted stock units granted in January 2012 as a portion of 2012 base salary (as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 44).

  The stock options become exercisable in three equal annual installments, beginning on February 10 of the year after the date of grant, and expire in ten years.
  The terms of the performance shares for the NEOs are the same as the terms of the CEO’s performance shares described above. Dividends accrued on the performance shares will be paid out as additional shares on the date the performance share award results are certified by the Compensation Committee.
  The shares of restricted stock vest in three equal annual installments beginning on February 10 of the year after the date of grant. Dividends are accrued on restricted stock at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results.
  The restricted stock units representing a portion of base salary vested in full on December 15, 2012, and settled in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date. The other restricted stock units vest in three equal annual installments beginning on February 10 of the year after the date of grant and settle in cash based on the closing price of the Company’s common stock on the vesting date. Dividend equivalents are paid on unvested restricted stock units at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.

Each award of restricted stock (restricted stock units for the CEO) and stock options is also subject to performance-based vesting provisions tied to core earnings and return on assets that will reduce the total value delivered to the executive at vesting if the Company does not achieve certain performance thresholds during the three-year vesting period. See “Additional Performance Conditions and Recovery Provisions” in the “Compensation Discussion and Analysis” section on page 47 for more details on the performance-based vesting provisions.

2012 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Date of Grant (1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Richard D. Fairbank Chairman, CEO and President	1/31/2012	191,257	382,514	--	--	--	$8,750,008
	1/31/2012	--	--	--	360,009	$45.75	$4,375,009
	1/31/2012	--	--	157,378	--	--	$7,200,044

Gary L. Perlin Chief Financial Officer	1/31/2012	21,886	43,772	--	--	--	$1,001,285
	1/31/2012	--	--	--	61,030	$45.75	$741,667
	1/31/2012	--	--	39,394	--	--	$1,802,276
	1/31/2012	--	--	21,886 (4)	--	--	$1,001,285
	1/31/2012	--	--	36,476	--	--	$1,668,777

Ryan M. Schneider President, Card	1/31/2012	17,456	34,912	--	--	--	$798,612
	1/31/2012	--	--	--	48,678	$45.75	$591,559
	1/31/2012	--	--	28,564	--	--	$1,306,803
	1/31/2012	--	--	17,460 (4)	--	--	$798,795
	1/31/2012	--	--	29,093	--	--	$1,331,005

John G. Finneran, Jr. General Counsel and Corporate Secretary	1/31/2012	17,005	34,010	--	--	--	$777,979
	1/31/2012	--	--	--	42,679	$45.75	$518,657
	1/31/2012	--	--	26,617	--	--	$1,217,728
	1/31/2012	--	--	15,230 (4)	--	--	$696,773
	1/31/2012	--	--	28,342	--	--	$1,296,647

Peter A. Schnall Chief Risk Officer	1/31/2012	15,132	30,264	--	--	--	$692,289
	1/31/2012	--	--	--	42,196	$45.75	$512,787
	1/31/2012	--	--	27,237	--	--	$1,246,093
	1/31/2012	--	--	15,591 (4)	--	--	$713,288
	1/31/2012	--	--	25,219	--	--	$1,153,769

(1)	Date on which awards were approved by the independent directors.

(2)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the closing price as reported by the NYSE Composite Transaction Tape.

(3)	The grant date fair value for each option awarded on January 31, 2012 was calculated using the Black-Scholes method and was based on the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Life
35.10%	0.74%	1.70%	5 Years

The grant date fair values for the performance shares if the maximum level of performance is achieved are as follows: $17,500,016 for Mr. Fairbank, $2,002,569 for Mr. Perlin, $1,597,224 for Mr. Schneider, $1,555,958 for Mr. Finneran, and $1,384,578 for Mr. Schnall.

(4)	Grant of restricted stock units representing a portion of base salary for 2012.

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank Chairman, CEO and President	0	$0	147,753	$6,759,700

Gary L. Perlin Chief Financial Officer	207,820	$5,548,053	150,922	$7,184,469

Ryan M. Schneider President, Card	0	$0	96,369	$4,628,430

John G. Finneran, Jr. General Counsel and Corporate Secretary	0	$0	87,228	$4,181,095

Peter A. Schnall Chief Risk Officer	0	$0	107,857	$5,133,999

(1)	The value realized is the pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized for awards other than cash-settled restricted stock units is the number of shares multiplied by the fair market value of the Company’s common stock on the vesting date, which is the closing price as reported by the NYSE Composite Transaction Tape. For cash-settled restricted stock units, the value realized and amount paid is the number of shares multiplied by the average fair market value of the Company’s common stock for the 20 trading days preceding the vesting date, in accordance with the terms of the applicable awards.

2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1), (2)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)
					428,809 (9)	$24,840,905	728,189 (10)	$42,183,989
Richard D. Fairbank Chairman, CEO and President	360,000 (5)	0	$56.28	12/14/2013
	566,000 (6)	0	$82.39	12/19/2014
	573,000 (6)	0	$87.28	12/19/2015
	594,851 (6)	0	$76.45	12/10/2016
	1,661,780 (7)	0	$50.99	12/09/2017
	970,403 (7)	0	$18.28	1/28/2019
	0	559,333 (7)	$36.55	1/26/2020
	0	608,366 (7)	$48.28	1/25/2021
	0	360,009 (8)	$45.75	1/30/2022

					134,140 (13)	$7,770,730	65,248 (14)	$3,779,817
Gary L. Perlin Chief Financial Officer	24,500 (11)	0	$56.28	12/14/2013
	77,220 (11)	0	$78.71	3/14/2015
	83,510 (11)	0	$88.81	3/2/2016
	122,450 (11)	0	$76.79	3/1/2017
	249,570 (11)	0	$48.95	2/20/2018
	31,026 (11)	62,054 (11)	$48.28	1/25/2021
	0	61,030 (12)	$45.75	1/30/2022

					102,117 (13)	$5,915,638	51,682 (14)	$2,993,938
Ryan M. Schneider President, Card	1,155 (15)	0	$77.28	12/14/2013
	5,056 (15)	0	$78.24	12/14/2013
	2,210 (15)	0	$82.10	12/14/2013
	945 (15)	0	$82.30	12/14/2013
	15,650 (11)	0	$78.71	3/14/2015
	17,890 (11)	0	$88.81	3/2/2016
	26,250 (11)	0	$76.79	3/1/2017
	63,700 (11)	0	$48.95	2/20/2018
	121,295 (11)	0	$18.28	1/28/2019
	24,227 (11)	48,456 (11)	$48.28	1/25/2021
	0	48,678 (12)	$45.75	1/30/2022

					84,780 (13)	$4,911,305	48,526 (14)	$2,811,111
John G. Finneran, Jr. General Counsel and Corporate Secretary	43,224 (11)	0	$56.28	12/14/2013
	1,250 (15)	0	$79.94	12/14/2013
	57,760 (11)	0	$78.71	3/14/2015
	63,650 (11)	0	$88.81	3/2/2016
	88,510 (11)	0	$76.79	3/1/2017
	149,890 (11)	0	$48.95	2/20/2018
	144,214 (11)	0	$18.28	1/28/2019
	18,874 (11)	37,750 (11)	$48.28	1/25/2021
	0	42,679 (12)	$45.75	1/30/2022

					95,172 (13)	$5,513,314	45,112 (14)	$2,613,338
Peter A. Schnall Chief Risk Officer	32,724 (11)	0	$56.28	12/14/2013
	1,298 (15)	0	$76.96	12/14/2013
	45,760 (11)	0	$78.71	3/14/2015
	48,340 (11)	0	$88.81	3/2/2016
	73,850 (11)	0	$76.79	3/1/2017
	139,390 (11)	0	$48.95	2/20/2018
	77,121 (11)	0	$18.28	1/28/2019
	21,450 (11)	42,902 (11)	$48.28	1/25/2021
	0	42,196 (12)	$45.75	1/30/2022

(1)	Stock options granted generally have time-based vesting schedules and are exercisable upon vesting or vest earlier upon the optionee’s termination of employment for death, disability, or retirement or upon a change of control of Capital One. They are transferable only to or for the benefit of immediate family members. Stock options granted on or after December 1, 2005, continue to follow the original vesting schedule after the optionee’s retirement.

(2)	The following table details vesting dates for all outstanding equity awards; the date listed as the vesting date for performance shares is the date by which the Compensation Committee must certify the performance of the Company over the performance period.

			First Vesting		Second Vesting		Third Vesting
Name	Grant Date	Grant Type	Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares
Richard D. Fairbank	12/15/2003	Option Award	12/15/2004	120,000	12/15/2005	118,224	12/15/2006	118,224
	12/15/2003	Option Award	12/15/2005	1,776	12/15/2006	1,776
	12/20/2004	Option Award	12/20/2009	566,000
	12/20/2005	Option Award	12/20/2010	573,000
	12/11/2006	Option Award	12/11/2011	594,851
	12/10/2007	Option Award	12/10/2010	1,661,780
	1/29/2009	Option Award	1/29/2012	970,403
	1/27/2010	Perf Share Award	3/15/2013	88,920
	1/27/2010	Restricted Stock Unit Award	1/27/2013	136,799
	1/27/2010	Option Award	1/27/2013	559,333
	1/26/2011	Perf Share Award	3/15/2014	82,851
	1/26/2011	Restricted Stock Unit Award	1/26/2014	134,632
	1/26/2011	Option Award	1/26/2014	608,366
	1/31/2012	Perf Share Award	3/15/2015	191,257
	1/31/2012	Restricted Stock Unit Award	2/10/2015	157,378
	1/31/2012	Option Award	2/10/2015	360,009

Gary L. Perlin	12/15/2003	Option Award	12/15/2004	8,166	12/15/2005	8,167	12/15/2006	8,167
	3/15/2005	Option Award	3/15/2006	25,739	3/15/2007	25,740	3/15/2008	25,741
	3/3/2006	Option Award	3/3/2007	27,808	3/3/2008	27,809	3/3/2009	27,893
	3/2/2007	Option Award	3/2/2008	40,816	3/2/2009	40,816	3/2/2010	40,818
	2/21/2008	Option Award	2/21/2009	83,189	2/21/2010	83,189	2/21/2011	83,192
	1/27/2010	Restricted Stock Award	1/27/2011	12,409	1/27/2012	12,410	1/27/2013	12,410
	1/26/2011	Perf Share Award	3/15/2014	10,738
	1/26/2011	Restricted Stock Award	1/26/2012	11,184	1/26/2013	11,185	1/26/2014	11,186
	1/26/2011	Restricted Stock Unit Award	1/26/2012	11,743	1/26/2013	11,744	1/26/2014	11,745
	1/26/2011	Option Award	1/26/2012	31,026	1/26/2013	31,026	1/26/2014	31,028
	1/31/2012	Perf Share Award	3/15/2015	21,886
	1/31/2012	Restricted Stock Award	2/10/2013	12,159	2/10/2014	12,159	2/10/2015	12,158
	1/31/2012	Restricted Stock Unit Award	2/10/2013	13,131	2/10/2014	13,131	2/10/2015	13,132
	1/31/2012	Option Award	2/10/2013	20,343	2/10/2014	20,343	2/10/2015	20,344

Ryan M. Schneider	3/15/2005	Option Award	3/15/2006	5,216	3/15/2007	5,217	3/15/2008	5,217
	3/3/2006	Option Award	3/3/2007	5,957	3/3/2008	5,957	3/3/2009	5,976
	7/27/2006	Option Award	1/27/2007	1,155
	8/7/2006	Option Award	2/7/2007	5,056
	10/26/2006	Option Award	4/26/2007	945
	2/8/2007	Option Award	8/8/2007	2,210
	3/2/2007	Option Award	3/2/2008	8,749	3/2/2009	8,750	3/2/2010	8,751
	2/21/2008	Option Award	2/21/2009	21,233	2/21/2010	21,233	2/21/2011	21,234
	1/29/2009	Option Award	1/29/2010	60,646	1/29/2011	60,646	1/29/2012	60,649
	1/27/2010	Restricted Stock Award	1/27/2011	11,041	1/27/2012	11,042	1/27/2013	11,042
	1/26/2011	Perf Share Award	3/15/2014	8,385
	1/26/2011	Restricted Stock Award	1/26/2012	8,733	1/26/2013	8,734	1/26/2014	8,735
	1/26/2011	Restricted Stock Unit Award	1/26/2012	7,974	1/26/2013	7,974	1/26/2014	7,975
	1/26/2011	Option Award	1/26/2012	24,227	1/26/2013	24,227	1/26/2014	24,229
	1/31/2012	Perf Share Award	3/15/2015	17,456
	1/31/2012	Restricted Stock Award	2/10/2013	9,698	2/10/2014	9,698	2/10/2015	9,697
	1/31/2012	Restricted Stock Unit Award	2/10/2013	9,521	2/10/2014	9,521	2/10/2015	9,522
	1/31/2012	Option Award	2/10/2013	16,225	2/10/2014	16,226	2/10/2015	16,227

John G. Finneran Jr.	12/15/2003	Option Award	12/15/2004	15,000	12/15/2005	15,000	12/15/2006	13,224
	3/15/2005	Option Award	3/15/2006	19,253	3/15/2007	19,253	3/15/2008	19,254
	3/3/2006	Option Award	3/3/2007	21,195	3/3/2008	21,195	3/3/2009	21,260
	2/1/2007	Option Award	8/1/2007	1,250
	3/2/2007	Option Award	3/2/2008	29,503	3/2/2009	29,503	3/2/2010	29,504
	2/21/2008	Option Award	2/21/2009	49,962	2/21/2010	49,963	2/21/2011	49,965
	1/29/2009	Option Award	1/29/2010	72,105	1/29/2011	72,106	1/29/2012	72,108
	1/27/2010	Restricted Stock Award	1/27/2011	5,762	1/27/2012	5,762	1/27/2013	5,763
	1/26/2011	Perf Share Award	3/15/2014	7,258
	1/26/2011	Restricted Stock Award	1/26/2012	4,089	1/26/2013	4,090	1/26/2014	4,091
	1/26/2011	Restricted Stock Unit Award	1/26/2012	7,938	1/26/2013	7,938	1/26/2014	7,939
	1/26/2011	Option Award	1/26/2012	18,874	1/26/2013	18,874	1/26/2014	18,876
	1/31/2012	Perf Share Award	3/15/2015	17,005
	1/31/2012	Restricted Stock Award	2/10/2013	9,448	2/10/2014	9,448	2/10/2015	9,446
	1/31/2012	Restricted Stock Unit Award	2/10/2013	8,872	2/10/2014	8,872	2/10/2015	8,873
	1/31/2012	Option Award	2/10/2013	14,226	2/10/2014	14,226	2/10/2015	14,227

Peter A. Schnall	12/15/2003	Option Award	12/15/2004	11,500	12/15/2005	11,500	12/15/2006	9,724
	3/15/2005	Option Award	3/15/2006	15,253	3/15/2007	15,253	3/15/2008	15,254
	3/3/2006	Option Award	3/3/2007	16,097	3/3/2008	16,097	3/3/2009	16,146
	12/20/2006	Option Award	6/20/2007	1,298
	3/2/2007	Option Award	3/2/2008	24,616	3/2/2009	24,616	3/2/2010	24,618
	2/21/2008	Option Award	2/21/2009	46,462	2/21/2010	46,463	2/21/2011	46,465
	1/29/2009	Option Award	1/29/2010	77,118	1/29/2011	77,118	1/29/2012	77,121
	1/27/2010	Restricted Stock Award	1/27/2011	11,009	1/27/2012	11,009	1/27/2013	11,010
	1/26/2011	Perf Share Award	3/15/2014	7,424
	1/26/2011	Restricted Stock Award	1/26/2012	7,732	1/26/2013	7,733	1/26/2014	7,734
	1/26/2011	Restricted Stock Unit Award	1/26/2012	8,119	1/26/2013	8,119	1/26/2014	8,120
	1/26/2011	Option Award	1/26/2012	21,450	1/26/2013	21,450	1/26/2014	21,452
	1/31/2012	Perf Share Award	3/15/2015	15,132
	1/31/2012	Restricted Stock Award	2/10/2013	8,407	2/10/2014	8,407	2/10/2015	8,405
	1/31/2012	Restricted Stock Unit Award	2/10/2013	9,078	2/10/2014	9,079	2/10/2015	9,080
	1/31/2012	Option Award	2/10/2013	14,065	2/10/2014	14,065	2/10/2015	14,066

(3)	For stock options granted before April 23, 2009, the exercise price is equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the NYSE Composite Transaction Tape. For stock options granted on or after April 23, 2009, the exercise price is equal to the closing price of common stock on the date of grant as reported by the NYSE Composite Transaction Tape.

(4)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of 2012 as reported by the NYSE Composite Transaction Tape.

(5)	Represents two option grants: 3,552 options which vested equally on the second and third anniversaries of the date of grant, and 356,448 options which vested 33% annually beginning on the first anniversary of the date of grant.

(6)	Vested in full on the fifth anniversary of the date of grant.

(7)	Vested or vests in full on the third anniversary of the date of grant.

(8)	Vests in full on February 10 after the third anniversary of the date of grant.

(9)	For grants awarded prior to 2012, vested or vests in full on the third anniversary of the date of grant. For grants awarded in 2012, vests in full on February 10 after the third anniversary of the date of grant, subject to performance-based vesting provisions (see “2012 CEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 38 for details).

(10)	Represents the maximum number of performance shares awarded on January 26, 2011 and January 31, 2012, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 27, 2010 performance share award, which were issued on March 11, 2013 with a value of $9,894,916 on such date.

(11)	Vested or vests 33% annually beginning on the first anniversary of the date of grant.

(12)	Vests 33% annually beginning on February 10 after the first anniversary of the date of grant, subject to performance-based vesting provisions (see “2012 NEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 43 for details).

(13)	For grants awarded prior to 2012, vested or vests 33% annually beginning on the first anniversary of the date of grant. For grants awarded in 2012, vests 33% annually beginning on February 10 after the first anniversary of the date of grant. Restricted stock grants awarded in 2012 are subject to performance-based vesting provisions (see “2012 NEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 43 for details).

(14)	Represents the maximum number of performance shares awarded on January 26, 2011, and January 31, 2012.

(15)	Reload grant that vested in full six months following the date of grant.

Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year (1.7% annual average for 2012). The Excess CBPP interest crediting rate changes monthly based on the Wall Street Journal Prime Rate (3.3% annual average for 2012).

Messrs. Fairbank and Finneran participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2012, are $2,029 and $5,903, respectively, for Mr. Fairbank, and $1,417 and $931, respectively, for Mr. Finneran. These projected benefits assume interest credits under the CBPP to be 3.70% credited quarterly and under the Excess CBPP to be 3.70% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum, rollover to another qualified plan or personal IRA or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

2012 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Present Value of Accumulated Benefit (2), (3), (4)	Payments During Last Fiscal Year
Richard D. Fairbank	Cash Balance Pension Plan	$26,230	$0
Chairman, CEO and President	Excess Cash Balance Plan	$76,301	$0

Gary L. Perlin	-	-	-
Chief Financial Officer

Ryan M. Schneider	-	-	-
President, Card

John G. Finneran, Jr.	Cash Balance Pension Plan	$18,726	$0
General Counsel and Corporate
Secretary	Excess Cash Balance Plan	$12,302	$0

Peter A. Schnall	-	-	-
Chief Risk Officer

(1)	In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	For the CBPP, the interest crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year. The average annual interest rate for 2012 was 1.7%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate. The average annual interest rate for 2012 was 3.3%.

(3)	Based on SEC guidance on the preferred disclosure method to use for cash balance plans, the amounts shown are the present value of the accrued benefit under the same actuarial assumptions and measurement date used for financial accounting purposes.

(4)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2012 measurement date.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates. In 2012, our NEOs could elect to contribute up to 50% of the cash portion of their respective base salaries and up to 100% of the restricted stock unit portion of their respective base salaries on a tax-deferred basis. Messrs. Perlin, Schneider, Finneran, and Schnall participated in the program in 2012.

In addition to participant deferrals, Capital One makes contributions under the VNQDCP. Company contributions vest immediately when posted to the VNQDCP.

Participants in the VNQDCP have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan: Fidelity Retirement Money Market Portfolio, PIMCO Total Return Fund Institutional, Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, Goldman Sachs Large Cap Value Fund, Northern Small Cap Value Fund, Fidelity Spartan S&P 500 Index Fund, Hartford Mid Cap Fund Y, Fidelity Capital Appreciation Fund, Wells Fargo Advantage Capital Growth Fund, The Hartford Small Company HLS IA Fund, Dodge & Cox International Stock Fund, and Lazard Emerging Markets Equity Portfolio IA. Individual investment returns experienced in 2012 were as follows: Mr. Perlin 14.28% or $313,725, Mr. Schneider 0.01% or $20, Mr. Finneran 10.29% or $206,005, and Mr. Schnall 8.19% or $55,048. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution in accordance with plan terms. The distribution schedules available under the plan include lump sum and 5, 10 or 15 year annual installments. Distributions occur based upon the following events: termination of employment, in-service distribution election or change of control.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan, and no compensation is taken into account after this date. Messrs. Fairbank, Perlin, Schneider, Finneran, and Schnall participated in the ESP and, as such, returns on these investments are reported for 2012. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the VNQDCP. Individual investment returns experienced in 2012 were as follows: Mr. Fairbank 15.99% or $39,556, Mr. Perlin 10.36% or $9,669, Mr. Schneider 0.01% or $13, Mr. Finneran 21.73% or $186,429, and Mr. Schnall 8.61% or $53,527.

2012 Non-Qualified Deferred Compensation Table

Name and Principal Position	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Richard D. Fairbank	Voluntary Non-Qualified Deferred Compensation Plan	$0	$0	$0	$0	$0
Chairman, CEO and	Excess Saving Plan	$0	$0	$39,556	$0	$286,948
President	2003 Performance Share Award (5)	$0	$0	$3,779,875	$0	$14,000,522

Gary L. Perlin	Voluntary Non-Qualified Deferred Compensation Plan	$12,578	$192,750	$313,725	$0	$2,613,984
Chief Financial Officer	Excess Saving Plan	$0	$0	$9,669	$0	$103,011

Ryan M. Schneider	Voluntary Non-Qualified Deferred Compensation Plan	$10,318	$152,250	$20	$134,673	$258,721
President, Card	Excess Saving Plan	$0	$0	$13	$0	$129,319

John G. Finneran, Jr.	Voluntary Non-Qualified Deferred Compensation Plan	$9,096	$131,850	$206,005	$0	$2,278,191
General Counsel and
Corporate Secretary	Excess Saving Plan	$0	$0	$186,429	$0	$1,044,433

Peter A. Schnall	Voluntary Non-Qualified Deferred Compensation Plan	$9,311	$135,150	$55,048	$0	$798,249
Chief Risk Officer	Excess Saving Plan	$0	$0	$53,527	$0	$675,185

(1)	Reflects executive contributions made during 2012. Mr. Fairbank did not receive a cash salary or bonus during 2012 and therefore did not defer any compensation during 2012 under the VNQDCP. For Messrs. Perlin, Schneider, Finneran, and Schnall, all executive contributions under the VNQDCP were made in the form of base salary deferrals, and are included in the Summary Compensation Table.

(2)	Registrant contributions are also included in the amounts reported as “Company Contributions to Defined Contribution Plans” in footnote 8 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDCP and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were NEOs in such prior years and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were reported in the Summary Compensation Tables in prior year proxy statements beginning with the 2007 proxy statement: Mr. Perlin $789,501; Mr. Schneider $21,263; Mr. Finneran $1,061,088; and Mr. Schnall $54,095.

(5)	Includes the value of restricted stock units that were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s common stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2012.

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the named executive officers could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing named executive officer separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as to provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment, with the approval of the independent directors, to customize the terms of such separations in consideration of the relevant circumstances, including:

  The reasons for the separation;
  Market competitive practices for comparable separation scenarios;
  Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives;
  The executive’s tenure and contributions to the Company’s success;
  The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
  The resulting impact of the separation terms on the Company and its stockholders.

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described below.

Standard Non-Competition Agreement

Under Capital One’s standard non-competition agreement program, NEOs may be restricted as to what competitive services they may provide to an entity following separation from Capital One, typically for a period of up to two years. In recognition of these restrictions, the agreement calls for payments to be made to the NEO during periods of enforcement of the non-competition restrictions, subject to certain circumstances and conditions. Messrs. Perlin and Schneider are parties to standard non-competition agreements.

For 2012, potential payments following termination under the non-competition agreement are 15% of the NEO’s target total compensation for each year of enforcement and eighteen months of subsidized health insurance premiums under COBRA if the NEO elects such coverage, subject to certain terms and conditions. For voluntary terminations, the previously described payments are only made for the second year of enforcement. In the case of the NEO’s involuntary termination for any reason other than death, disability or cause, the payments are made in two lump sums, the first following termination and the second upon completion of the enforcement period. However, there are no payments under the non-competition agreement if benefits are payable under a change of control agreement. Payments related to the non-competition agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset in part by payments related to the non-competition agreement so that total payment amounts are consistent with the program’s intent.

Standard Confidentiality, Work Product and Non-Solicitation of Employee Agreement

Messrs. Perlin and Schneider are parties to standard confidentiality, work product and non-solicitation of employee agreements. The confidentiality provisions of these agreements generally provide that at all times during and following employment with the Company, the NEO may not use for personal benefit or the benefit of others, or divulge to others, any of Capital One’s confidential information, except as expressly authorized by Capital One or required by legal process.

The work product provisions of these agreements generally provide that Capital One shall own and be assigned ownership of all work product of each NEO. The NEO, upon separation from Capital One, shall return any and all work product to Capital One.

Under the non-solicitation of employee provisions of these agreements, for a period of two years following separation from Capital One, the NEO shall not directly or indirectly solicit or induce any associate of Capital One to become employed by any person or entity engaged in competition with Capital One, nor directly or indirectly solicit or induce any associate of Capital One to end his or her employment based on confidential information the NEO learned about the employee while they were employed by Capital One.

Special Retention, Separation and Non-Compete Agreement and Release

During 2012, Mr. Schnall agreed to an expansion and extension of his non-competition agreement. Under his expanded agreement, Mr. Schnall will be restricted from providing competitive services for a period of five years following his separation from Capital One. For the first two years following termination for any reason other than death, he will be entitled to payment of approximately 15% of his target total compensation for each year of the two-year period in two lump sums, the first following termination and the second following the completion of the second year following termination, and eighteen months of subsidized health insurance premiums under COBRA if he elects such coverage, subject to certain terms and conditions. For the remaining three years of the enforcement period, Mr. Schnall will be entitled to receive $5.3 million in thirty-six equal monthly installments. In the event of Mr. Schnall’s death during the enforcement period, his designated beneficiary will be entitled to receive any unpaid payments in a lump sum within sixty days of his death. The payments described in this paragraph are in lieu of the benefits described below in the “Payments under Certain Termination Scenarios” section.

The non-solicitation provisions of Mr. Schnall’s agreement provide that, for a period of two years following any separation from Capital One, he shall not directly or indirectly (i) solicit or induce any associate of Capital One (or any individual who was an associate in the immediately-preceding six months) to become employed by any person or entity, (ii) hire or otherwise engage any associate of Capital One (or any individual who was an associate in the immediately-preceding six months) to provide services to any person or entity or (iii) solicit or induce any associate to cease his or her employment relationship with Capital One. In addition, during the third, fourth, and fifth years following any separation from Capital One, Mr. Schnall shall not directly solicit or induce any credit officer, senior credit officer or model risk officer employed by Capital One (or any such individual who was employed by Capital One in the immediately-preceding six months) to become employed by any person or entity involved in activity competitive to Capital One or hire or otherwise engage any such associate to provide services to any person or entity involved in activity competitive to Capital One.

Payments under Certain Termination Scenarios

Upon separation from the Company, the named executive officers, regardless of the reason for termination, receive certain payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, cash-settled restricted stock units granted to NEOs after the end of a performance year continue to vest according to the original provisions upon separation except for cause because these are deferred awards attributable to prior performance and are intended to replace cash bonuses, which would otherwise already have been paid to an executive.

Voluntary Termination

An NEO who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. In addition, an NEO has the ability following separation to exercise vested but unexercised options for 3 months following voluntary termination.

Involuntary Termination Without Cause

An NEO whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan. For 2012, potential payments under the Executive Severance Plan were 30% of total target compensation. If an NEO’s Non-Competition Agreement is enforced, payments under the Executive Severance Plan will be offset by any amounts paid under the Non-Competition Agreement and the NEO will be eligible for (i) an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company, as well as (ii) continued coverage through broad-based and executive life insurance programs, outplacement services and any contractual payments to which the NEO may otherwise have been entitled. Performance shares granted to NEOs (and the CEO for performance shares granted prior to January 2012) will vest on a pro-rata basis if an involuntary termination without cause occurs during the performance period. For performance shares granted to the CEO beginning in January 2012, an involuntary termination without cause prior to January 1 of the year following the year in which the grant is made will result in the award being forfeited in its entirety. A subsequent involuntary termination without cause will result in the award vesting, in whole or in part, after the completion of the applicable performance period based on Company performance during the performance period. In addition, named executive officers have the ability following separation to exercise vested but unexercised options for two years. If a named executive officer’s employment with Capital One is terminated as a result of death or disability, his unvested stock options, restricted stock and restricted stock units will vest in full and his performance shares will vest on a pro-rata basis.

Termination for Cause

Generally, an NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any applicable restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described above. In addition, if terminated for cause, named executive officers have the ability following separation to exercise vested but unexercised options for 3 months.

Payments upon Retirement

As with all executives who are eligible for retirement, named executive officers who retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above); partially subsidized participation in retiree medical coverage (including dependants as applicable); coverage through the executive life insurance program (at a reduced benefit); and any contractual payments to which he or she may otherwise be entitled.

Upon retirement, shares of restricted stock (restricted stock units for the CEO) and stock options continue to vest according to their original terms, which for those granted in 2012 also include performance-based vesting provisions. In addition, performance shares granted to named executive officers will continue to vest after retirement, except the 2012 performance share grant to the CEO which would be forfeited if he retired prior to December 31, 2012. For stock options granted on or before December 1, 2005, the executive has one year from the date of separation to exercise vested but unexercised options. Stock options granted after December 1, 2005 must be exercised by the earlier of five years from the date of retirement or the expiration of the option term. Unvested stock options granted on or after January 27, 2010 will continue to vest according to their original terms, and all stock options may be exercised until the expiration of the option term.

Change of Control

Each named executive officer is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event his or her employment is terminated within two years following (or in anticipation of) a change of control, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change of control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of Capital One’s stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

Involuntary Termination For Cause

Named executive officers terminated involuntarily for cause following a change of control receive no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

For 2012, the potential payments that the named executive officers could receive under certain termination scenarios are based on a percentage of target total compensation. For the CEO, the potential payments are based on a multiple of his notional salary (as described below). As of December 31, 2012, if a change of control of Capital One occurs, then following a voluntary termination with good reason or involuntary termination without cause, a named executive officer may receive certain benefits as outlined below:

  The CEO will be entitled to receive a lump-sum payment of 2.5 times his current notional salary.
  An NEO will be entitled to receive:
    The cash value, prorated through the date of termination, of the current year’s target annual incentive award, whether in the form of cash or equity-based compensation; and
    112.5% of the highest of (i) the NEO’s current target total compensation, (ii) the NEO’s target total compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year.

  The CEO or an NEO will also be entitled to receive:
    An amount such that after the payment of all income and excise taxes, the named executive officer would have been in the same after-tax position as if no excise tax had been imposed, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount (in the event the payments do not meet that threshold, payments are reduced so that no excise tax is imposed);
    An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare and life insurance programs for 2.5 years as well as access to such healthcare and life insurance plans for the named executive officer (and dependants as applicable);
    Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;
    Outplacement services of up to $30,000 for one full year (the named executive officer must begin to take advantage of the services within one year of the date of termination);
    Accrued but unused vacation pay; and
    Any contractual payments to which the named executive officer may otherwise have been entitled.

In addition, as for all associates holding equity awards, all outstanding awards under Capital One’s stock incentive plans vest immediately upon a change of control.

On March 1, 2011, Capital One delivered notice to the named executive officers that their current Change of Control Agreements would not be renewed. The Committee and the independent directors also approved a new form of Change of Control Agreement to be used after March 1, 2011, for new hires, promotions and renewals, which does not provide for an excise tax gross-up. Accordingly, all Change of Control Agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Richard D. Fairbank

Mr. Fairbank receives no regular base salary. In light of this, for 2012, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million. The Committee reviews and establishes this amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by F.W. Cook. Mr. Fairbank is a party to a Change of Control Agreement.

Gary L. Perlin

Mr. Perlin is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2012, these payments were calculated against the 2012 target total compensation value. Mr. Perlin is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement. See below for more information on Mr. Perlin’s previously announced separation from the Company.

Ryan M. Schneider

Mr. Schneider is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2012, these payments were calculated against the 2012 target total compensation value. Mr. Schneider is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

John G. Finneran, Jr.

Mr. Finneran is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2012, these payments were calculated against the 2012 target total compensation value. Mr. Finneran is a party to a Change of Control Agreement.

Peter A. Schnall

Mr. Schnall is a party to a Special Retention, Separation and Non-Compete Agreement and Release as discussed above in the “Special Retention, Separation and Non-Compete Agreement and Release” section on page 69 and is eligible for the payments described above pursuant to that agreement upon termination of employment with Capital One. Mr. Schnall is also party to a Change of Control Agreement. For 2012, certain payments were calculated against the 2012 target total compensation value. See the table below for more information on Mr. Schnall’s previously announced separation from the Company.

2012 Potential Payments and Benefits Upon Termination or Change of Control Tables by NEO

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical/Welfare Benefits (4)	Excise Tax Gross Up (5)	Total
Richard D. Fairbank Chairman, CEO and President	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$57,005,780	$507,000	$0	$57,512,780
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$2,503,006	$0	$68,085,298 (7)	$226,045	$0	$70,814,349

Gary L. Perlin Chief Financial Officer (8)	Voluntary Termination	$1,001,250	$0	$3,642,812	$0	$0	$4,644,062
	Involuntary Termination	$3,804,750	$0	$4,480,132	$26,444	$0	$8,311,326
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$9,715,919	$585,703	$11,002,805 (7)	$119,792	$0	$21,424,219

Ryan M. Schneider President, Card	Voluntary Termination	$798,750	$0	$2,578,638	$0	$0	$3,377,388
	Involuntary Termination	$3,035,250	$0	$3,239,542	$14,193	$0	$6,288,985
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$7,324,447	$434,489	$8,473,105 (7)	$89,779	$4,635,183	$20,957,003

John G. Finneran, Jr. General Counsel and Corporate Secretary	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$7,200,979	$357,000	$0	$7,557,979
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$6,993,280	$423,133	$7,200,979 (7)	$172,622	$0	$14,790,014

Peter A. Schnall Chief Risk Officer (9)	Termination (10)	$8,010,350	$0	$3,097,478	$15,991	$0	$11,123,819
	Retirement (6)	NA	NA	NA	NA	NA	NA
	CIC*	$8,010,350	$417,251	$7,747,935 (7)	$131,779	$0	$16,307,315

*	Represents potential payments and benefits upon change of control for involuntary termination without cause or voluntary for good reason. “Acceleration and Continuation of Equity Awards” represents the value of equity where vesting is accelerated upon change of control, assuming, where applicable, that all performance metrics have been achieved at their target level.

The table above is intended to reflect projected payments to named executive officers across a range of potential separation scenarios, assuming the change of control or separation occurred on December 31, 2012.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The named executive officers also are eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the 2012 Pension Benefits Table on page 65 and the 2012 Non-Qualified Deferred Compensation Table on page 67, respectively, and are not included in the table above.

Other amounts not included in the table above are the following:

  Accrued salary, bonus and vacation pay as of the date of termination; and
  Welfare benefits generally available to all retirees, including retiree medical programs.
(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants. In cases where the executive is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part. Cash-settled restricted stock unit awards granted after the end of a performance year are included in the “Acceleration and Continuation of Equity Awards” column.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares.

(4)	Represents the value of potential payments made on the executive’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services and related benefits. Only includes programs that are specific to the named executive officers; does not include the value of programs generally available to all employees upon separation from the Company.

(5)	Represents the value of projected excise tax and related gross-up payments made on the executive’s behalf, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount. As of March 1, 2011, Capital One changed its practice relating to excise tax gross-ups to which the CEO and NEOs may be entitled if terminated after a change of control. All change of control agreements providing for a potential excise tax gross-up will expire by April 2014 and will be replaced with agreements that do not provide for an excise tax gross-up. See “Change of Control Agreements” in the “Compensation Discussion and Analysis” section on page 52 for more information.

(6)	Most currently unvested equity awards held by our retirement eligible executives will continue to vest according to their original terms following retirement. Messrs. Fairbank and Finneran are the only named executive officers eligible for retirement as of December 31, 2012.

(7)	Most currently unvested equity awards will be treated in a similar manner following a named executive officer’s termination of employment for death or disability. Due to differences in the vesting provisions of outstanding performance shares, the value of the acceleration and continuation of unvested equity awards for each named executive officer following the termination of his employment for death or disability on December 31, 2012 would have been: $59,107,299 for Mr. Fairbank, $9,951,177 for Mr. Perlin, $7,637,803 for Mr. Schneider, $6,404,821 for Mr. Finneran, and $7,020,843 for Mr. Schnall.

(8)	As previously announced, Mr. Perlin will retire from his role as Chief Financial Officer of the Company effective May 24, 2013, and will be separating from the Company on February 1, 2014.

(9)	As previously announced, Mr. Schnall left his role as Chief Risk Officer of the Company effective January 31, 2013, and will be separating from the Company on April 1, 2014. Amounts reported reflect benefits payable under Mr. Schnall’s expanded and extended agreement. See “Special Retention, Separation and Non-Compete Agreement and Release” in the “Potential Payments Upon Termination or Change of Control” section on page 69 for more information regarding amounts payable to Mr. Schnall following his separation from employment.

(10)	Following termination of employment for any reason other than death, Mr. Schnall would have been entitled to the cash severance and continuation of medical/welfare benefits reflected in the table above. Due to particular vesting provisions in outstanding equity awards, the value of the acceleration and continuation of equity awards would have been $2,518,565 following a voluntary termination and $0 following a termination for cause. Following termination of employment for death, the value of the acceleration and continuation of equity awards would have been as described above in footnote 7 to this table.

SECTION VII – EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by	14,319,125 (3)	$50.88 (3)	21,611,119 (5)
security holders (1)

Equity compensation plans not approved	1,161,985 (4)	$61.50 (4)	0 (6)
by security holders (2)

Total	15,481,110	$51.68	21,611,119

(1)	The following plans have been approved by Capital One stockholders and are currently in effect: the 2004 Stock Incentive Plan, the 1994 Stock Incentive Plan, and the 2002 Associate Stock Purchase Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Directors Plan and the 2002 Stock Incentive Plan, both of which are described below. The 2002 Stock Incentive Plan was terminated in April 2004, and the 1999 Directors Plan was terminated in April 2009. In conjunction with the acquisition of Hibernia National Bank (“Hibernia”) in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bancorporation (“North Fork”) in December 2006, Capital One assumed fifteen existing North Fork stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in the amounts reported in this row. There are no shares available for future issuance under the Hibernia or North Fork plans.

(3)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan and 3,239,935 issued and unvested outstanding shares of restricted stock under the 2004 Stock Incentive Plan. Includes 1,165,053 restricted stock units (which have an exercise price of $0.00) under the 2004 Stock Incentive Plan; excluding the restricted stock units would result in a weighted-average exercise price of $55.39. Excludes shares of restricted stock and stock appreciation rights, to be settled in cash, under the 2004 Stock Incentive Plan.

(4)	Includes 64,828 outstanding restricted stock units under the 1999 Directors Plan that have an exercise price of $0.00; excluding these restricted stock units would result in a weighted-average exercise price of $65.14.

(5)	Represents shares available for future issuance under the 2004 Stock Incentive Plan; and 10,713,977 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1994 Stock Incentive Plan was terminated upon stockholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under this plan.

(6)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2012.

1999 Directors Plan

The 1999 Directors Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who are not otherwise employed by Capital One or any subsidiary of Capital One at the time an award is granted. The number of shares available for issuance under the plan included shares granted under the plan subject to options that expired or otherwise terminated unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

The exercise price of stock options granted under the plan could not be less than the fair market value, as defined in the 1999 Directors Plan, of Capital One common stock on the date of grant. The maximum term of each stock option was ten years, and vesting schedules were determined at the time of grant. The Board could, in its discretion, grant options that by their terms became fully exercisable upon a change of control, as defined in the 1999 Directors Plan.

The Board could award restricted stock to eligible directors. During the restricted period, a director cannot dispose of any restricted shares and must forfeit any restricted shares granted to such director if he or she ceases to be a member of the Board. The Board had the authority to establish the terms and conditions upon which these restrictions will lapse. The Board could also, at any time, accelerate the time at which any or all restrictions would lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who received an award of restricted stock would have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board could award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall lapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

Currently, no shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board upon the approval by the stockholders of the Company of the 2004 Stock Incentive Plan at the Annual Stockholder Meeting in April 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 2002 Stock Incentive Plan was adopted by the Board on January 17, 2002, and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares that were available for issuance under the plan included shares subject to options or stand-alone stock appreciation rights granted under the plan that expired or otherwise terminated unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “2002 Plan Committee”) consisting solely of at least two non-management directors of Capital One.

All employees of Capital One or its subsidiaries that the 2002 Plan Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Company and approved in the 2004 Annual Meeting, any reload options that the Company is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan, and shares of common stock of the Company used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee	Mayo A. Shattuck III (Chair) Patrick W. Gross Ann Fritz Hackett Lewis Hay, III

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 30, 2013, and by the full Board of Directors on January 31, 2013.

In accordance with its charter, the Audit and Risk Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board of Directors in monitoring four broad categories:

  The integrity of Capital One’s financial statements and internal controls;
  Capital One’s compliance with legal and regulatory requirements;
  The appointment, qualifications, independence, performance and compensation of Capital One’s independent auditor and the performance of its Chief Internal Auditor and Chief Credit Review Officer; and
  The processes by which management assesses and manages risk.

The Audit and Risk Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met fourteen times during 2012. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk Committee is comprised solely of independent directors.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2012, with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board; has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder; and follows the mandates of the SEC’s rules regarding auditor independence. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Risk Committee concerning independence and has discussed with Ernst & Young their independence from Capital One. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012, for filing with the SEC.

The Audit and Risk Committee:	W. Ronald Dietz (Chairman and “Audit Committee Financial Expert”) Patrick W. Gross Ann Fritz Hackett Peter E. Raskind Bradford H. Warner (“Audit Committee Financial Expert”)

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

As of the 2012 Annual Stockholder Meeting, directors are elected annually for terms expiring at the next succeeding Annual Stockholder Meeting. Directors previously elected to serve three-year terms will serve the remainder of such terms before standing for re-election. The table below indicates when each director was last elected as well as the tenure of each director.

Director	Tenure	Last Elected	Expiration of Term
Richard D. Fairbank	Since July 26, 1994	2012	2013
W. Ronald Dietz	Since February 28, 1995	2010	2013
Patrick W. Gross	Since February 28, 1995	2011	2014
Ann Fritz Hackett	Since October 28, 2004	2011	2014
Lewis Hay, III	Since October 31, 2003	2010	2013
Benjamin P. Jenkins, III	Since February 19, 2013	N/A	2013
Pierre E. Leroy	Since September 1, 2005	2011	2014
Peter E. Raskind	Since January 31, 2012	2012	2013
Mayo A. Shattuck III	Since October 31, 2003	2010	2013
Bradford H. Warner	Since April 24, 2008	2012	2013
Catherine G. West	Since February 19, 2013	N/A	2013

The nominees for election this year are:

Richard D. Fairbank	Peter E. Raskind
W. Ronald Dietz	Mayo A. Shattuck III
Lewis Hay, III	Bradford H. Warner
Benjamin P. Jenkins, III	Catherine G. West

Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the Annual Meeting, is set forth under “Information about our Directors and Executive Officers” in the “Governance of Capital One” section on page 16 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

Capital One’s Bylaws provide for director retirement upon reaching age 70, which requirement may be waived by the Board. Capital One’s Corporate Governance Principles provide that a director shall not be eligible for election to the Board upon reaching the age of 70. The Board may waive this requirement if it deems that it is in the best interests of the Company and its stockholders to issue a waiver.

In light of the Company’s acquisitions of the ING Direct business and certain HSBC U.S. credit card assets, the evolving regulatory environment and continued macroeconomic uncertainty, and in recognition of his continuing value to Capital One, the Board has waived both requirements set forth above with respect to Mr. Dietz.

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young as independent auditors for 2013. The Board of Directors is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young, the Audit and Risk Committee will reconsider their appointment as our independent auditors.

The fees billed for professional services provided by Ernst & Young for fiscal years 2012 and 2011 are shown in the following table:

Fees (dollars in millions)	2012	2011
Audit Fees	$11.16	$9.26
Audit-Related Fees	$1.36	$1.37
Tax Fees	$0.04	$0.00
All Other Fees	$0.00	$0.00

Audit fees include fees for the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that normally would be provided by the auditor in connection with statutory and regulatory filings or engagements and that generally only the independent auditor can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent auditor, such as: employee benefit plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All other fees would include fees for services that are not defined as Audit, Audit-related or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act of 2002 and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, Tax fees are limited to 25% of combined Audit and Audit-related fees, and services that would fall under the category “All Other Fees” are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however, any services provided pursuant to this exception must be approved at the next meeting of the Audit and Risk Committee. Additionally, Capital One has established policies to provide for adherence to Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent auditors for 2013.

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2012 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3 ON PROXY CARD)

We are offering to our stockholders a non-binding advisory vote on our 2012 Named Executive Officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Securities Exchange Act of 1934. While the vote is non-binding, the Board of Directors values the opinions that stockholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 34, our Board of Directors generally has provided compensation programs for the CEO and the NEOs that are competitive with the market, performance-based and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO and NEO compensation programs generally have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of the equity-based awards made to our CEO and the NEOs is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For 2012, almost 90% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, with all of his compensation deferred for a three-year period. As discussed under “NEO Compensation” on page 43, under the 2012 NEO compensation program approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk based on the performance of the Company’s stock price and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section of this proxy statement on pages 34 to 54 and in the “Named Executive Officer Compensation” section on pages 55 to 76.

We ask for your advisory vote on the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2012 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

***

The Board of Directors unanimously recommends that you vote “FOR” advisory approval of our 2012 Named Executive Officer compensation as disclosed in this proxy statement.

The Board of Directors has resolved to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2014 Annual Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

SECTION XIII – APPROVAL OF AMENDMENTS TO CAPITAL ONE’S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS APPLICABLE TO CERTAIN ACTIONS (ITEM 4 ON PROXY CARD)

Overview

The Board of Directors recommends that Capital One’s stockholders approve amendments to Capital One’s Restated Certificate of Incorporation (the “Certificate”) to remove the supermajority voting requirements currently in the Certificate and replace them with majority voting standards, as described below. These amendments are set forth in Item 4(a), Item 4(b) and Item 4(c) below (together, the “Proposed Amendments”). In light of the differing nature of the provisions affected, this matter is presented as three Items. The vote required to approve each of the Proposed Amendments is discussed below. Approval of any one of these Items is not conditioned upon approval of the other Items.

As discussed in more detail below, our Certificate currently contains the following supermajority voting provisions:

  Future Amendments to the Bylaws and Certain Sections of the Certificate. The Certificate states that a supermajority vote is necessary for stockholders to amend the Bylaws and to amend certain provisions in the Certificate. Item 4(a) proposes to amend the Certificate so that future amendments to the Bylaws and the Certificate can be approved by a majority vote of the outstanding shares.

  Removal of Directors. The Certificate states that a director can be removed from office only by a supermajority vote of stockholders. Item 4(b) proposes to amend this supermajority voting requirement so that directors can be removed by a majority vote of the outstanding shares.

  Certain Business Combinations. The Certificate states that approval of certain business combinations requires a supermajority vote of the outstanding shares of voting stock and a supermajority vote of the outstanding shares of voting stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Certificate), and that similar supermajority votes are required to approve any amendment to the Certificate relating to certain business combinations. Item 4(c) proposes to amend these supermajority voting requirements so that such transactions or amendments can be approved by majority votes.

References to “Voting Stock” in this Section XIII mean the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors. Currently, Capital One common stock is the only class or series of Voting Stock outstanding. The Proposed Amendments do not affect the voting rights of the Company’s preferred stock.

Purpose and Effect of the Proposed Amendments

The Proposed Amendments are the result of the Board of Directors’ ongoing review of our corporate governance principles. After receiving stockholder input and the advice of management and outside advisors, the Board of Directors considered the relative weight of the arguments in favor of and opposed to supermajority voting requirements.

The Board of Directors recognizes that supermajority voting requirements are intended to protect against self-interested action by large stockholders, including in the context of hostile acquisitions that may be viewed as undervaluing the Company, by requiring broad stockholder support for certain types of transactions or governance changes. The Board of Directors also recognizes that many investors and others have begun to view supermajority vote provisions as conflicting with principles of good corporate governance. For example, some stockholders and commentators argue that supermajority voting requirements should be eliminated due to a perception that they could limit the Board of Directors’ accountability to stockholders or stockholder participation in corporate governance.

It is important to note that the Proposed Amendments may make it more difficult for the Board of Directors to protect stockholders’ interests if presented with an acquisition proposal that undervalues the Company and may make it easier for one or more stockholders to remove directors or effect other corporate governance changes in the future. Nevertheless, the Board of Directors also considered that, even without the supermajority voting requirements described above (and without a classified board, which is being phased out following shareholder approval in 2011 of declassification amendments to the Certificate), there are other actions that it can take if presented with an acquisition proposal that undervalues the Company, as well as provisions in federal and state law that may help deter any such attempted acquisition.

Accordingly, the Board of Directors has considered this matter and, upon recommendation of the Governance and Nominating Committee, adopted resolutions setting forth the Proposed Amendments, declared the Proposed Amendments advisable and unanimously resolved to submit the Proposed Amendments to Capital One’s stockholders for consideration.

Proposed Certificate Amendments to Remove Supermajority Voting Provisions

Item 4(a): Remove Supermajority Voting Standards for Future Amendments to the Bylaws and the Certificate

Description of Amendments

Currently, the Certificate states that stockholders can alter, amend or repeal the Bylaws only if that action is approved by the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class (this supermajority voting provision is in Article VI, Paragraph (A)(i) of the Certificate). Likewise, the Certificate currently states that a supermajority vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, is necessary to amend or repeal, or adopt a provision inconsistent with, the following provisions in the Certificate:

  the provisions authorizing the Board of Directors to create and issue rights to purchase shares of Company stock or other Company securities, including rights that could have the effect of discouraging third parties from seeking to acquire a significant portion of the outstanding securities of the Company (Article V);

  the provisions authorizing the Board of Directors to adopt, amend or repeal the Bylaws and to establish procedures regarding stockholders’ ability to inspect the Company’s accounts and books (Article VI, Paragraph (B));

  the provisions requiring any stockholder action to occur only at a duly called annual or special meeting of stockholders (Article VII); and

  the provisions addressing the election and removal of directors, including the Board of Directors’ ability to fix the number of directors (Article VIII, Paragraph (E)).

This Item 4(a) proposes to amend the Certificate so that future amendments to the Bylaws and the Certificate can be approved by a majority vote of the outstanding shares. Specifically, in this Item 4(a) we propose:

  to amend the supermajority voting requirement in Article VI, Paragraph (A)(i) of the Certificate by replacing the reference to “80 percent” with “a majority.” As a result, any future action by stockholders to alter, amend or repeal the Bylaws would require approval by the affirmative vote of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

  to delete each of the provisions setting forth a supermajority voting requirement for amending, repealing or adopting a provision inconsistent with the specified provisions in the Certificate. As a result, the standard for stockholder approval of any future amendments to each of those provisions would be the default voting standard under the Delaware General Corporation Law, meaning that under current law future amendments to these Certificate provisions would require the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on amendments to the Certificate, subject to any additional vote required by any preferred stock then outstanding. As noted above, this Item 4(a) does not affect the voting rights, if any, of the Company’s preferred stock.

  to make a conforming amendment by moving the definition of “Voting Stock” from Article V of the Certificate to new Paragraph (C) of Article VI of the Certificate.

In addition, the Board of Directors has approved a conforming amendment to Section 7.1 of the Bylaws which, like the Certificate, currently provides that stockholders can alter, amend or repeal the Bylaws only if that action is approved by the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. The Bylaw amendment approved by the Board of Directors replaces the supermajority voting provision with the same majority vote standard proposed for Article VI, Paragraph (A)(i) of the Certificate, and will become effective if stockholders approve the proposed amendments set forth in this Item 4(a).

Vote Required to Approve

Under the existing supermajority voting requirements in the Certificate, Item 4(a) will be approved if at least 80% of the common stock outstanding is voted in favor of such item, with abstentions and broker non-votes having the same effect as votes “against” this Item 4(a).

Item 4(b): Remove Supermajority Voting Standard for Removing Any Director from Office

Description of Amendment

Currently, the Certificate states that a director can be removed from office only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. This Item 4(b) requests that stockholders approve an amendment to the supermajority voting requirement in Article VIII, Paragraph (D) of the Certificate that replaces the reference to “80 percent” with “a majority.” As a result, stockholders would be able to remove any director from office by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

Vote Required to Approve

Under the existing supermajority voting requirements in the Certificate, Item 4(b) will be approved if at least 80% of the common stock outstanding is voted in favor of such item, with abstentions and broker non-votes having the same effect as votes “against” this Item 4(b).

Item 4(c): Remove Supermajority Voting Standards Related to Certain Business Combinations

Description of Amendments

Currently, the Certificate states that two supermajority vote standards must be satisfied to approve certain business combination transactions involving the Company and any Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Certificate). Specifically, any such transaction must be approved by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the then outstanding Voting Stock not owned directly or indirectly by an Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Certificate). A related provision in the Certificate currently states that similar supermajority votes (applying an 80% standard instead of a 75% standard) are necessary to approve any amendment to or repeal of, or the adoption of any provisions inconsistent with, the Certificate provisions related to such business combinations.

This Item 4(c) proposes to amend the Certificate so that such transactions or amendments can be approved by majority votes. Specifically, in this Item 4(c) we propose:

  to amend the supermajority voting requirements for approval of certain business combinations currently in Article IX, Section 1, Paragraph (A) of the Certificate by replacing the references to “75%” with “a majority;” and to amend the supermajority voting requirements for amending or repealing, or adopting any provision inconsistent with Article IX of the Certificate (regarding the approval of certain business combinations) currently in Article IX, Section 6 of the Certificate by replacing the references to “80%” with “a majority.”

If these amendments are approved, future stockholder votes under these provisions would require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Certificate). The amended voting requirements in Article IX, Section 1, Paragraph (A) for approval of certain business combinations would continue to be required in addition to any affirmative vote required by law or the Certificate (including any votes required by the terms of any series of preferred stock).

Vote Required to Approve

As required by the existing voting requirements in the Certificate, Item 4(c) will be approved if at least 80% of the common stock outstanding (including, at least 80% of the voting power of the then outstanding common stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder (as defined in the Certificate), as determined by the Board of Directors pursuant to the Certificate), is voted in favor of this item, with abstentions and broker non-votes having the same effect as votes “against” this Item 4(c). Under the Certificate, the term “Interested Stockholder” includes any person or entity who or which, together with its affiliates, is the beneficial owner, directly or indirectly, of more than 5% of the then outstanding Voting Stock, with beneficial ownership being determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 and including any shares a person or entity has the right to acquire or to vote.

Additional Information

The general descriptions of the Proposed Amendments set forth above are qualified in their entirety by reference to the text of the Proposed Amendments, which are attached as Appendix A to these proxy materials. Additions to the Certificate are indicated by double underlining and deletions are indicated by strike-outs. Complete copies of the Certificate and Bylaws are available on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.”

If any of the Proposed Amendments are approved, such approved amendments will become effective upon the filing of a Certificate of Amendment to Capital One’s Certificate with the Secretary of State of the State of Delaware. However, if Capital One’s stockholders approve any of the Proposed Amendments, the Board of Directors retains discretion under Delaware law not to implement any of Proposed Amendments. If the Board of Directors exercises such discretion, it will publicly disclose that fact and the reason for its determination.

***

The Board of Directors unanimously recommends that you vote “FOR” each of Item 4(a), Item 4(b) and Item 4(c) in order to amend our Restated Certificate of Incorporation to remove the supermajority voting requirements and replace them with majority voting standards as described above.

SECTION XIV – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2012, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2014 Annual Stockholder Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at Capital One’s 2014 Annual Stockholder Meeting (“Capital One’s 2014 Annual Meeting”) may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than the close of business on November 20, 2013.

Under our Bylaws, if you wish to present other business before the stockholders at Capital One’s 2014 Annual Meeting or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before February 1, 2014, and not after February 21, 2014. If Capital One’s 2014 Annual Meeting is not within thirty days before or seventy days after May 2, 2014, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such meeting or ten days following any notice or publication of the meeting. Your notice must include the information specified in our Bylaws concerning the business or nominee. Our Bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our Bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary

March 20, 2013

APPENDIX A – PROPOSED AMENDMENTS TO CAPITAL ONE FINANCIAL CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS APPLICABLE TO CERTAIN ACTIONS

Set forth below is the text of the Company’s Restated Certificate of Incorporation proposed to be amended by Items 4(a)-(c). Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

Item 4(a): Remove Supermajority Voting Standards for Future Amendments to the Bylaws and the Certificate

Proposed Amendment to Article V:

~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent, with this Article V. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.~~

Proposed Amendment to Article VI, Paragraph (C):

(C) For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

Proposed Amendment to Article VI, Paragraph (B):

(B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, subparagraph (i) of paragraph (A) of this Article VI.~~

Proposed Amendment to Article VII:

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.~~

Proposed Amendment to Article VIII, Paragraph (E):

~~(E) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.~~

Proposed Amendment to Article VI, Paragraph (A)(i):

(A) In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i) to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further than in the case of amendments by stockholders, the affirmative vote of the holders of at least ~~80 percent~~a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, the Bylaws; and

(ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

Item 4(b): Remove Supermajority Voting Standard for Removing Any Director from Office

Proposed Amendment to Article VIII, Paragraph (D):

(D) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause and all other directors shall be removable either for or without cause, and (ii) the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least ~~80 percent~~a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

Item 4(c): Remove Supermajority Voting Standards Related to Certain Business Combinations

Proposed Amendment to Article IX, Section 1, Paragraph (A):

(A) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in Section 2 of this Article IX:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder;

shall require the affirmative vote of the holders of at least ~~75%~~a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least ~~75%~~a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted by law or in any agreement with any national securities exchange or otherwise.

Proposed Amendment to Article IX, Section 6:

Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the Bylaws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of ~~80%~~a majority of the voting power of the shares of the then outstanding Voting Stock voting together as a single class, including the affirmative vote of the holders of ~~80%~~a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of this Certificate of Incorporation.

CAPITAL ONE FINANCIAL CORPORATION
1680 CAPITAL ONE DR.
MCLEAN, VA 22102-3491

VOTE BY INTERNET - www.proxyvote.com
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M53946-P32148-Z59288	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND RETURNED.

CAPITAL ONE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

	1a.	Richard D. Fairbank	☐	☐	☐

	1b.	W. Ronald Dietz	☐	☐	☐

	1c.	Lewis Hay, III	☐	☐	☐

	1d.	Benjamin P. Jenkins, III	☐	☐	☐

	1e.	Peter E. Raskind	☐	☐	☐

	1f.	Mayo A. Shattuck III	☐	☐	☐

	1g.	Bradford H. Warner	☐	☐	☐

	1h.	Catherine G. West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3, and FOR each item of proposal 4.

			For	Against	Abstain

2.	Ratification of selection of Ernst & Young LLP as independent auditors of Capital One for 2013.		☐	☐	☐

3.	Advisory approval of Capital One's 2012 Named Executive Officer compensation.		☐	☐	☐

4.	Approval of amendments to Capital One's Restated Certificate of Incorporation to remove supermajority voting standards applicable to the following actions:

	4a.	Future amendments to the Amended and Restated Bylaws and the Restated Certificate of Incorporation	☐	☐	☐

	4b.	Removing any director from office	☐	☐	☐

	4c.	Certain business combinations	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M53947-P32148-Z59288

CAPITAL ONE FINANCIAL CORPORATION
Annual Stockholder Meeting
Thursday, May 2, 2013 10:00 a.m.
Capital One's Headquarters
1680 Capital One Drive
McLean, Virginia 22102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation, held of record by the undersigned on March 7, 2013, at the Annual Stockholder Meeting to be held on May 2, 2013 and at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

Continued and to be signed on reverse side